Exhibit 4.6

CONFORMED COPY

Dated 20 July 2005

for

CONCORDIA BUS AB (PUBL)

and

CONCORDIA BUS NORDIC HOLDING AB

with

DEUTSCHE BANK LUXEMBOURG S.A.
acting as Facility Agent

and with

CITICORP TRUSTEE COMPANY LIMITED
acting as Security Agent

Mezzanine Facility Agreement

CADWALADER

Cadwalader, Wickersham & Taft LLP
265 Strand
London, WC2R 1BH
Tel: +44 (0) 20 7170 8700
Fax: +44 (0) 20 7170 8600

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION

2	THE FACILITY

3	PURPOSE

4	CONDITIONS OF UTILISATION

5	UTILISATION

6	REPAYMENT

7	PREPAYMENT AND CANCELLATION

8	INTEREST

9	INTEREST PERIODS

10	CHANGES TO THE CALCULATION OF INTEREST

11	FEES

12	TAX GROSS UP AND INDEMNITIES

13	INCREASED COSTS

14	OTHER INDEMNITIES

15	MITIGATION BY THE LENDERS

16	COSTS AND EXPENSES

17	REPRESENTATIONS

18	INFORMATION UNDERTAKINGS

19	COVENANTS

20	DEFAULT

21	CHANGES TO THE LENDERS

22	CHANGES TO THE OBLIGORS

23	ROLE OF THE AGENT

24	SHARING AMONG THE FINANCE PARTIES

25	PAYMENT MECHANICS

i

26	SET-OFF

27	NOTICES

28	CALCULATIONS AND CERTIFICATES

29	PARTIAL INVALIDITY

30	REMEDIES AND WAIVERS

31	AMENDMENTS AND WAIVERS

32	COUNTERPARTS

33	GOVERNING LAW

34	ENFORCEMENT

SCHEDULE 1
THE ORIGINAL PARTIES

Part I
The Borrowers

Part II
The Original Lenders

SCHEDULE 2
CONDITIONS PRECEDENT
Part IA
Conditions precedent to initial Utilisation of Tranche A

Part IB
[Reserved]

Part IC
Conditions precedent to initial Utilisation of Tranche C

SCHEDULE 3
REQUESTS

SCHEDULE 4
MANDATORY COST FORMULAE

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

SCHEDULE 6
STRUCTURE PAPER

SCHEDULE 7

ii

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 9 – FORMS OF PAYMENT NOTICE
Part I
SSL Account
Interest Payment Notice

Part II
SSL Account
Prepayment / Repayment Notice

iii

THIS AGREEMENT (the “Agreement”) is dated       July 2005 and made between:

(1)                                  CONCORDIA BUS AB (PUBL), a company organised and existing under the laws of Sweden under registered number 556576-4569 with its registered office at Solna Strand väg 78, 17154 Solna, Sweden (“Bus”);

(2)                                  CONCORDIA BUS NORDIC HOLDING AB a company organised and existing under the laws of Sweden under registered number 556028-1122 with its registered office at Solna Strandväg 78, 17154 Solna, Sweden (“Holding”)

(3)                                  THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (in this capacity, the “Original Lenders”);

(4)                                  DEUTSCHE BANK LUXEMBOURG S.A., a company organised and existing under the laws of Luxembourg as facility agent for the other Finance Parties (in this capacity, the “Facility Agent”); and

(5)                                  CITICORP TRUSTEE COMPANY LIMITED, a company organised and existing under the laws of England and Wales as security agent for the Lenders (in this capacity, the “Security Agent”).

IT IS AGREED as follows:

SECTION I
INTERPRETATION

1              DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement:

“Acceptable Bank” means a commercial bank or trust company which has a rating of A or higher by Standard & Poor’s and A-2 or higher by Moody’s for its short-term senior unsecured debt obligations.

“Account Authorisation” means a notice to the Account Bank in substantially the form set out in Schedule 7 hereto.

“Account Bank” means Östgöta Enskilda Bank, Danske Bank A/S Danmark, Sverige Filial, Kungsholmen Företag, Box 12129, Fleminggatan 20, S-102 24 Stockholm, Sweden.

“Acquired Debt” means, with respect to any specified Person:

(a)                                  Financial Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Financial Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b)                                 Financial Indebtedness assumed, or secured by an encumbrance encumbering any asset acquired, by such specified Person.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Ad Hoc Committee’s Advisers” shall mean the Ad Hoc Committee’s Financial Advisers and the Ad Hoc Committee’s Legal Advisers.

“Ad Hoc Committee’s Financial Advisers” shall mean Houlihan Lokey Howard & Zukin (Europe) Limited.

“Ad Hoc Committee’s Legal Advisers” shall mean Cadwalader, Wickersham & Taft LLP.

“Advance” means a Tranche A Advance or a Tranche C Advance.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For the purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Agent” means the Facility Agent or the Security Agent.

“Agreed Costs Schedule” is the schedule of costs produced by Alvarez and Marsal as advisers to Nordic and agreed by Houlihan Lokey Howard Zukin advisers to the Lenders.

“Applicable Accounting Principles” means such accounting principles, standards and practices as are generally accepted in the accounting profession in Sweden from time to time, consistently applied.

“Asset Sale” means:

(a)                                  the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory (other than buses) in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of each Relevant Company and its respective Restricted Subsidiaries taken as a whole will be governed by Article 8 and Article 1016 of the Senior Notes Indenture and not by Clause 19.12 (Limitation on Certain Asset Sales);

(b)                                 the issuance of Equity Interests by any of the Relevant Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(a)                                  any single transaction or series of related transactions (other than sales of buses) that (i) involves assets having a fair market value of less than SEK 8,000,000 or (ii) results in net proceeds to the Relevant Company and its Restricted Subsidiaries of less than SEK 8,000,000, and in each case which when aggregated with the Net Proceeds of all other such disposals does not exceed SEK 25,000,000;

(b)                                 any transfer of assets between or among the Relevant Company, Nordic and the Relevant Company’s Wholly Owned Restricted Subsidiaries that are Subsidiary Guarantors provided that this sub-paragraph (b) does not include any transfer of assets by Swebus AB or Swebus Busco AB which is not made in accordance with the terms of the Senior Notes Indenture;

(c)                                  an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Relevant Company to the Relevant Company or to another Wholly Owned Restricted Subsidiary of the Relevant Company; and

(d)                                 sales of property or equipment that has become worn-out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Relevant Company or its Restricted Subsidiaries (including, without limitation, buses that the Relevant Company or its Restricted Subsidiaries determined in good faith will not meet applicable public transportation authority requirements, which, if met, would permit such buses to be a part of the fleet utilized in local public transportation contracts), provided that any dispositions made pursuant to this parenthetical are made for fair market value (as determined in good faith by the disposing entity’s board of directors or that entity’s chief financial officer) and further provided that sub-clause (c) of clause 19.12 (Limitation on Certain Asset Sales) is complied with.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Auditors” means such firm of accountants as the Relevant Company may appoint.

“Authorisation” means a governmental or regulatory authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means a person registered with the Swedish Companies Registration Office (Sw. Bolágsvevliet) as authorised to sign for each of the Borrowers, individually or jointly.

“Available Commitment” means in relation to a Lender and a Facility at any time, and save as otherwise provided herein, its Commitment in relation to that Facility less the aggregate of its share of the Advances under that Facility which are then outstanding.

“Available Facility” means in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Availability Period” means the Tranche A Availability Period or the Tranche C Availability Period.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Binding Restructuring Agreement” means the agreement duly executed by, inter alia, Bus, Holding, Nordic, persons entitled to enter into commitments in respect of not less than 75% in aggregate principal amount of the outstanding Subordinated Notes, Goldman Sachs Partners III, L.P., Schoyen Gruppen AS and the Borrowers, Nordic and the Senior Group (as defined therein), setting out, inter alia, the terms and conditions of the Restructuring.

“Borrowers” means the Tranche A Borrower and the Tranche C Borrower as the context so requires, otherwise, “Borrower” means, until the Tranche A Advance Utilisation Date, the Tranche C Borrower and, from that date, the Tranche A Borrower.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg and Stockholm and if on that day a payment in or a purchase of Euros is to be made, which is also a TARGET Day.

“Calculation Date” has the meaning specified in the definition of Disqualified Share Capital.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalised on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(a)                                  cash in hand or on deposit with any Acceptable Bank with a maturity of one year or less;

(b)                                 Swedish Kronor, euro and US dollars;

(c)                                  debt securities issued or directly and fully guaranteed or insured by the government of Sweden, the United States of America or the United Kingdom or any agency or instrumentality thereof (provided that the full faith and credit of Sweden, the United States of America or the United Kingdom, respectively, is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(d)                                 certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, having a rating of at least P-1 from Moody’s and A-1 from S&P;

(e)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in (c) and (d) above entered into with any financial institution authorized to operate in Sweden under Swedish banking laws whose long term unsecured, unsubordinated debt rating is at least Aa3 by Moody’s or AA- by S&P;

(f)                                    commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(g)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in Clauses (b) through (f) of this definition.

“Cash Interest” means interest calculated by applying the Cash Margin plus EURIBOR to the outstanding principal amount of the relevant Advance together with any Mandatory Cost.

“Cash Margin” means 6.5 per cent. per annum.

“Change of Control” means the occurrence of any of the following:

(a)                                  the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Relevant Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(b)                                 the approval by the holders of Share Capital of any Parent Company, the Relevant Company or Nordic of any plan or proposal for the liquidation or dissolution of such Parent Company, the Relevant Company or Nordic, as applicable (whether or not otherwise in compliance with the provisions of this Agreement).

(c)                                  after the Restructuring any single Person (other than the Permitted Holders) becomes the Beneficial Owner, directly or indirectly, pursuant to a bona fide transaction at arm’s length of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Share Capital of any Parent Company, the Relevant Company or Nordic and the ownership of such Person in such entity shall exceed that of the Permitted Holders collectively;

(d)                                 the first day on which a majority of the members of the board of directors of the Relevant Company are not Continuing Directors of the Relevant Company, or the first day on which a majority of the members of the board of directors of any Parent Company are not Continuing Directors of such Parent Company, except as otherwise agreed between the Lenders and the Relevant Company or Nordic; or

(e)                                  the Relevant Company or Nordic consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Relevant Company or Nordic, in any such event pursuant to a transaction in which any of the outstanding Voting Shares of the Relevant Company, or Nordic are converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Shares of the Relevant Company or Nordic, outstanding immediately prior to such transaction are converted into or exchanged for Voting Shares (other than Disqualified Share Capital) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Shares of such surviving or transferee Person immediately after giving effect to such issuance.

Notwithstanding the preceding, neither the execution of the Binding Restructuring Agreement, nor any of the transactions contemplated thereby, including the Restructuring, shall be considered to be a “Change of Control”.

“Closing Date” means the date on which the Restructuring closes substantially on the terms of and in accordance with the Binding Restructuring Agreement.

“Collateral” means all collateral securing, or purported to be securing, directly or indirectly, the Notes, the Note Guarantees or the obligations to the Senior Note Trustee pursuant to the Senior Notes Indenture Security Documents.

“Commission” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Commitment” means in respect of the Facility:

(a)                                  in relation to an Original Lender, the Euro amount set opposite its name in Schedule I Part II (The Original Lenders) under the headings “Tranche A” and “Tranche C” and the amounts in Euros of any other Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the Euro amounts of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Compound Interest” means interest calculated by applying the rate set out in paragraph (b) of Clause 8.1 (Calculation of interest) to the outstanding principal amount of the relevant Advance and shall accrue in accordance with sub-Clause 8.3 (Compound Interest).

“Compound Margin” means 6.5 per cent. per annum.

“Consolidated Cashflow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)                                  plus an amount equal to any non-recurring loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income, and minus an amount equal to any extraordinary gain and minus any net gain realized in connection with an Asset Sale, to the extent such gains were included in computing such Consolidated Net Income;

(b)                                 plus charges classified and reflected as non-recurring on the date of this Agreement and for any other such period, in each case, on the Relevant Company’s consolidated financial statements prepared in accordance with GAAP;

(c)                                  plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (other than income or profits taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

(d)                                 plus consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income;

(e)                                  plus depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(f)                                    minus non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Relevant Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of that Relevant Company only to the extent that a corresponding amount would be permitted at the date of determination to be distributed by way of dividend to that Relevant Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its shareholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a)                                  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

(b)                                 the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

(c)                                  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(d)                                 the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(e)                                  the cumulative effect of a change in accounting principles will be excluded;

(f)                                    any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature will be excluded, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued in any period for which Consolidated Net Income is required to be calculated for purposes of this Agreement; and

(g)                                 for purposes of Clause 19.7 (Limitation on Restricted Payments) covenant, in the case of a successor to the specified Person by consolidation or merger or as a transferee of the specified Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded.

“Continuing Directors” means, with respect to a company, as of any date of determination, any member of the board of directors of such company who:

(a)                                  was a member of such board of directors on the date of this Agreement; or

(b)                                 was nominated for election or elected to such board of directors with the approval of a majority or, in the event such nomination or election is made statutorily by action of the shareholders of or corporate assembly with respect to such company, with the concurrence of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Website” has the meaning set out in Clause 27.8 (Use of Websites).

“Disqualified Share Capital” means any Share Capital that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Share Capital that would constitute Disqualified Share Capital solely because the holders thereof have the right to require the Relevant Company to repurchase such Share Capital upon the occurrence of a change of control or an asset sale will not constitute Disqualified Share Capital if the terms of such Share Capital provide that the Relevant Company may not repurchase or redeem any such Share Capital pursuant to such provisions unless such repurchase or redemption complies with Clause 19.7 (Limitation on Restricted Payments).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Laws” means all international, European Union, national, federal, state or local statutes, orders, regulations or other law or subordinate legislation or common law or guidance notes or regulatory codes of practice, circulars and equivalent controls (whether or not having the force of law, but if not, then in respect of which compliance is customary) including judicial interpretation of any of the foregoing concerning the environment or health and safety (including without limitation regulating, relating to or imposing liability on standards of conduct concerning Hazardous Materials) which are in existence now or in the future and are binding at any time on any member of the Group in the relevant jurisdiction in which that member of the Group has been or is operating (including by the export of its products or its waste to that jurisdiction).

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“Equity Interests” means Share Capital and all warrants, options or other rights to purchase or acquire Share Capital (but excluding any debt security that is convertible into, or exchangeable for, Share Capital).

“EURIBOR” means, in relation to any Advance:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of that Advance or overdue amount) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, in each case as of 11.00 a.m. on the Quotation Day for the offering of deposits in Euros in an amount equal to the amount for a period comparable to the Interest Period of that Advance, prepayment or overdue amount.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Default).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Lender” has the meaning ascribed to it in Clause 21 (Changes to the Lenders).

“Existing Security” means the Security Interests currently securing, inter alia, Nordic’s obligations under the Notes.

“Facility” means the Tranche A Facility and the Tranche C Facility.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Bus, Holding, Nordic, the Agents and the Original Lenders setting out any of the fees referred to in Clause 11 (Fees).

“Final Repayment Date” means 1 February 2010.

“Finance Documents” means:

(a)           this Agreement;

(b)           any Fee Letter;

(c)           any Transfer Certificate;

(d)           any Security Document

(e)                                  the Facility Agent Fee Letter; and

(f)                                    any other document designated as such by the Facility Agent and the Relevant Company.

“Finance Party” means any Lender, the Facility Agent and the Security Agent.

“Financial Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(a)                                  in respect of borrowed money;

(b)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit or bank guarantees (or reimbursement agreements in respect thereof);

(c)                                  in respect of banker’s acceptances;

(d)                                 representing Capital Lease Obligations or Attributable Debt with respect to Sale and Leaseback transactions;

(e)                                  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(f)                                    representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability in the balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Financial Indebtedness” includes all Financial Indebtedness of any other Person secured by a Security Interest on any asset or property of the specified Person (whether or not such Financial Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

The amount of any Financial Indebtedness outstanding as of any date will be:

(1)                                  the accreted value thereof, in the case of any Financial Indebtedness issued with original issue discount; or

(2)                                  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Financial Indebtedness.

For the avoidance of doubt, Financial Indebtedness will not include amounts owed under operating leases that would not be Attributable Debt.

“First Ranking Pledge over the Subordinated Shareholder Loan” means the first ranking pledge granted by Holding in favour of the Security Agent for the benefit of the Tranche C Lenders over its rights and interests under the Subordinated Shareholder Loan on or about the date of this Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Financial Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Shares subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Financial Indebtedness, or such issuance or redemption of Preferred Shares, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                                  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to sub-clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(b)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(c)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

(b)                                 the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

(c)                                  any interest expense on Financial Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Security Interest on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Security Interest is called upon; plus

(d)                                 the product of (a) all payments (whether by way of dividends, distributions or advances, and whether or not in cash) (i) in respect of the Subordinated Shareholder Loan other than interest payments and (ii) on any series of Preference Shares of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Relevant Company (other than Disqualified Share Capital) or to the Relevant Company or a Restricted Subsidiary of the Relevant Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Free Cash Flow” means Consolidated Cashflow minus Working Capital Charges and minus the sum of Permitted Investments and Net Proceeds.

“GAAP” means accounting principles and practices which are (i) generally accepted in Sweden from time to time and (ii) consistent with the accounting principles applied by the Relevant Company, and any variation to such accounting principles and practices which is not material.

“Global Note” means a note evidencing all or a part of all the Notes substantially in the form set forth in the Senior Notes Indenture.

“Group” means the Relevant Company and its Subsidiaries for the time being, and “member of the Group” means any one of them.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Financial Indebtedness.

“Hazardous Materials” means any substance (i) which is or becomes defined as a “hazardous waste”, “hazardous substance”, “radioactive waste”, “biohazardous waste”, “infectious waste”, “toxic substance”, pollutant or contaminant (or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, reproductive toxicity or words of similar import under any applicable Environmental Law)) under any Environmental Laws; or (ii) without limitation, which is or contains petroleum and petroleum products (including crude oil, natural gas or geothermal resources; any flammable substances or explosives; any radioactive materials; pesticides; polychlorinated biphenyls; asbestos; urea formaldehyde foam insulation; radon gas; infectious materials; or any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any governmental authority.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a)                                  any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount interest rate swap, cap, floors, and collar agreements;

(b)                                 any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Relevant Company or any Restricted Subsidiary against fluctuations in currency values; and

(c)                                  any agreement or arrangement designed to protect the Relevant Company or any of its Restricted Subsidiaries against fluctuations in fuel prices.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Increased Cost” has the meaning assigned to it in Clause 13 (Increased Costs).

“Incur” means, with respect to any Financial Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become directly or indirectly liable in respect of such Financial Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Financial Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred”, “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Insolvency Law” means any law applicable to the insolvency of a Person or the relief of debtors generally and, with respect to a Swedish company, means in particular the Bankruptcy Act (Sw. Konkurslagen (1987:672) and the Business Reorganization Act (Sw. lag (1996:764) om företagsrekonstruktion), in each case as amended from time to time, and any successor thereto.

“Intellectual Property” means all patents and patent applications, trade and service marks and trade and service mark applications (and all goodwill associated with such applications), all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know how and all other intellectual property rights owned by members of the Group throughout the world and interests of any member of the Group in any of the foregoing, and all rights under any agreements entered into by or for the benefit of any member of the Group relating to the use or exploitation of any such rights.

“Interest Payment Date” means 15 June and 15 December each year and the Final Repayment Date.

“Interest Payment Notice” means a notice substantially in the form set out in Part I of Schedule 9 hereto.

“Interest Period” means, in relation to an Advance, each six month period ending on 15 June and 15 December and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.5 (Default Interest).

“Intragroup Capital Contribution” means (a) the portion of the SEK 108,273,353 debt obligation owed by Nordic to the Tranche A Borrower which is assigned and transferred (in the amount of SEK 80,000,000) by the Tranche A Borrower to the Tranche C Borrower on or around the date of this Agreement and/or (b) the remainder of such debt which is not transferred by the Tranche A Borrower to the Tranche C Borrower, as the context requires..

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Financial Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Financial Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If a Relevant Company or any Restricted Subsidiary of that Relevant Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of that Relevant Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of that Relevant Company, such Relevant Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Clause 19.7 (Limitation on Restricted Payments).

“Joint Venture” means, with respect to any Person, any corporation, association, partnership or other business entity of which 50% of the total Voting Shares thereof is owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Restricted Subsidiaries of such Person (or a combination thereof).

“Lender” means:

(a)                                  any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Lenders).

“LIBOR” means, in relation to any Advance:

(a)                                  the applicable Libor Screen Rate;

(b)                                 (if no Libor Screen Rate is available for Euros for the Interest Period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market; or

(c)                                  (if none of the Reference Banks supplies to the Facility Agent a rate for LIBOR in Euros for the Interest Period of that Advance), the rate notified to the Facilty Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which express as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select, in each case as of 11 a.m. (London time) on the Quotation Day for the offering of deposits in Euros in an amount comparable to the amount of that Advance and for a period comparable to the Interest Period for that Advance.

“Libor Screen Rate” means; in relation to LIBOR, the rate in Euros displayed on the appropriate page of the Telerate screen.  If the agreed page is replaced or service ceases to be available, the Facility Agent may (acting in good faith) specify another page or service displaying the appropriate rate after consultation with the relevant Borrower and the Lenders.

“Limited Recourse Note” means the note to be issued by Holding to Bus on a limited recourse basis at the time and in consideration of the transfer of the Subordinated Shareholder Loan from Bus to Holding, with a face value equivalent to all sums outstanding including principal and accrued but unpaid interest on the Subordinated Shareholder Loan at that time.

“Listing” means a listing of all or any part of the share capital of any member of the Group on the UK Listing Authority or on any other recognised investment exchange (as defined in the Financial Services Markets Act 2000) or any other sale or issue by way of floatation or public offering or any equivalent circumstances in relation to any member of the Group in any jurisdiction.

“Majority Lenders” means, until the Tranche A Advance Utilisation Date, the Majority Tranche C Lenders, and from that date, the Majority Tranche A Lenders.

“Majority Tranche A Lenders” means:

(a)                                  if there are no Tranche A Advances then outstanding, a Tranche A Lender or Tranche A Lenders whose Tranche A Commitments aggregate more than 66? per cent. of the Total Tranche A Commitments (or, if the Total Tranche A Commitments have been reduced to zero, aggregate more than 66? per cent. of the Total Tranche A Commitments immediately prior to the reduction); or

(b)                                 at any other time, a Tranche A Lender or Tranche A Lenders whose participations in the Tranche A Advances then outstanding aggregate more than 66? per cent. of all the Tranche A Advances then outstanding.

“Majority Tranche C Lenders” means:

(a)                                  if there are no Tranche C Advances then outstanding, a Tranche C Lender or Tranche C Lenders whose Tranche C Commitments aggregate more than 66? per cent. of the Total Tranche C Commitments (or, if the Total Tranche C Commitments have been reduced to zero, aggregate more than 66? per cent. of the Total Commitments immediately prior to the reduction); or

(b)                                 at any other time, a Tranche C Lender or Tranche C Lenders whose participations in the Tranche C Advances then outstanding aggregate more than 66? per cent. of all the Tranche C Advances then outstanding.

“Management Services Agreement” means the agreement dated as of January 14, 2000 among Concordia Bus BV, Concordia Bus Management AS and Ingenior M.O. Schoyens Bilcentraler AS, a Norwegian company.

“Mandatory Cost” means for a Lender the cost of complying with any reserve asset, liquidity, cash margin or other regulatory requirement affecting it, expressed as a percentage rate per annum, including any reserve asset requirements of the European Central Bank, Regulation D of the U.S. Board of Governors of the Federal Reserve System and, for a Lender participating through a Facility Office in the United Kingdom, those calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Costs).

“Margin Stock” has the meaning assigned to that term in Regulation U of the U.S. Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Disruption Event” means each of the following has occurred at or about noon (Luxembourg time) on the Quotation Day for the relevant Interest Period: (i) the Screen Rate is not available and (ii) none or only one of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR for Euros for the Interest Period.

“Material Adverse Effect” means an effect, event, matter or circumstance (or any series of any thereof) which in the reasonable opinion of the Majority Lenders is or is reasonably likely to materially and adversely affect:

(a)                                  the business, operations, assets, condition (financial or otherwise) or prospects of the Relevant Company, and/or the Group taken as a whole;

(b)                                 the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)                                  the validity or enforceability of the Finance Documents,

provided that any effect, event, matter or circumstance that relates to a matter disclosed to the Ad Hoc Committee’s Advisers prior to the date of this Agreement shall be disregarded for the purposes of this definition;

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred share dividends, excluding, however:

(a)                                  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Financial Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b)                                 any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Relevant Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale paid in cash, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Financial Indebtedness secured by a Security Interest on the asset or assets that were the subject of such Asset Sale.

“New Lender” has the meaning assigned to it in Clause 21 (Changes to the Lenders).

“Non-Recourse Debt” means Financial Indebtedness:

(a)                                  as to which neither the Relevant Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Financial Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(b)                                 no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Financial Indebtedness (other than the Senior Notes as amended) of the Relevant Company or any of its Restricted Subsidiaries to declare a default on such other Financial Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(c)                                  as to which the lenders have been notified in writing that they will not have any recourse to the shares or assets of the Relevant Company or any of its Restricted Subsidiaries.

“Nordic” means Concordia Bus Nordic AB (publ).

“Notes” means the €130,000,000.00 9.125% Senior Secured Notes due 1 August 2009 issued pursuant to the Senior Notes Indenture.

“Note Guarantees” means the guarantee in favour of the Notes given by a Note Guarantor pursuant to the Senior Notes Indenture.

“Note Guarantors” means the guarantors under the Senior Notes Indenture.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Financial Indebtedness.

“Obligors” means the Tranche A Borrower and the Tranche C Borrower as the context so requires, otherwise, “Obligor” means until the Tranche A Advance Utilisation Date, the Tranche C Borrower and from that date the Tranche A Borrower.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Signatory of such Person.

“Original Financial Statements” means in relation to the Relevant Company, the audited consolidated financial statements of the Group for the financial year ended 28 February.

“Original Lenders” means the Financial institutions listed in Part II of Schedule 1 hereto.

“Paper Form Lender” has the meaning set out in Clause 27.8 (Use of Websites).

“Parent Companies” means Concordia Bus Holding AB and until the initial drawdown of Tranche A, Concordia Bus AB.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement; provided that a reference to such a party shall not include that party if it has ceased to be a party under this Agreement.

“Payment Date” has the meaning assigned to it in Clause 7.5 (Prepayments during Interest Periods).

“Permitted Business” means the business of providing public transportation services in the Nordic Region and Europe (including the Baltic States) and businesses ancillary or reasonably related or similar thereto.

“Permitted Holders” means the Consenting Noteholders (as that term is defined in the Binding Restructuring Agreement) who become shareholders of Bus, and each of their respective Affiliates.

“Permitted Investments” means:

(a)                                  any Investment in the Relevant Company or Nordic by any Restricted Subsidiary of the Relevant Company, provided that any Financial Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Relevant Company’s obligations under the Notes and this Agreement;

(b)                                 any Investment by either Bus or Holding in any of its Subsidiaries by way of equity or shareholders’ contribution or subordinated loans or in any manner permitted by applicable laws.

(c)                                  any Investment by the Relevant Company or any Restricted Subsidiary of the Relevant Company in a Person primarily engaged in Permitted Business, if (a) such Person is or, as a result of such Investment becomes, a Restricted Subsidiary of the Relevant Company; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Relevant Company or the Restricted Subsidiary of the Relevant Company;

(d)                                 any Investment made as a result of the receipt of non-Cash Equivalent consideration from an Asset Sale that was made pursuant to and in compliance with Clause 19.12 (Limitation on Certain Asset Sales);

(e)                                  any Investment in Cash Equivalents;

(f)                                    Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors of customers;

(g)                                 loans and advances to directors, officers and employees of the Relevant Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of an aggregate SEK 3 million at any one time outstanding;

(h)                                 Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(i)                                     investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers’ compensation, performance and other similar deposits;

(j)                                     any prepayments on operating leases;

(k)                                  any Permitted Joint Venture Investment, provided that the consideration paid or payable for such Investment, when aggregated with the consideration paid or payable (measured on the date each such Investment was made and without giving effect to subsequent changes in value) for all other Investments comprising Permitted Joint Venture Investments made pursuant to this clause (k) does not exceed the amount, calculated at the time such Investment is made, equal to (a) 25.0% of the Consolidated Cash Flow of the Relevant Company for the period (taken as one accounting period) from the date of this Agreement to the end of the Relevant Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Investment, if such Consolidated Cash Flow for such period is a positive amount, plus (b) 100% of the aggregate of (i) the net cash proceeds and (ii) the fair market value of Strategic Assets transferred or conveyed to the Relevant Company or its Restricted Subsidiaries (as valued at the time of transfer or conveyance to the Relevant Company or its Restricted Subsidiaries, and as determined in good faith by the board of directors of the Relevant Company or its Restricted Subsidiaries and evidenced by a resolution of such board), in each case received by the Relevant Company or its Restricted Subsidiaries at the time of or concurrently with such Investment as a contribution to the Relevant Company’s or its Restricted Subsidiaries’ common equity capital, provided that the amount of such net cash proceeds and the fair market value of such Strategic Assets will be excluded from (a)(iv)(C)(II) of Clause 19.7 (Limitation of Restricted Payments);

(l)                                     any Permitted Minority Investment, provided that the consideration paid or payable for such Investment, when aggregated with the consideration paid or payable (measured on the date each such Investment was made and without giving effect to subsequent changes in value) for all other Investments comprising Permitted Minority Investments made pursuant to this clause (l) does not exceed the amount, calculated at the time such Investment is made, equal to (a) 7.5% of the Consolidated Cash Flow of the Relevant Company for the period (taken as one accounting period) from the date of this Agreement to the end of the Relevant Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Investment, if such Consolidated Cash Flow for such period is a positive amount, plus (b) 100% of the aggregate of (i) the net cash proceeds and (ii) the fair market value of Strategic Assets transferred or conveyed to the Relevant Company or its Restricted Subsidiaries (as valued at the time of transfer or conveyance to the Relevant Company or its Restricted Subsidiaries, and as determined in good faith by the board of directors of the Relevant Company or its Restricted Subsidiaries and evidenced by a resolution of such board), in each case received by the Relevant Company or its Restricted Subsidiaries at the time of or concurrently with such Investment as a contribution to the Relevant Company’s or its Restricted Subsidiaries’ common equity capital, provided that the amount of such net cash proceeds and the fair market value of such Strategic Assets will be excluded from (a)(iv)(C)(II) of Clause 19.7 (Limitation on Restricted Payments);

(m)                               any other Investment in any Person having a fair market value (measured on the date such Investment was made and without giving effect to subsequent changes in value) not to exceed the sum of (i) SEK 10,000,000 minus (ii) aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all other Investments made pursuant to this clause (m) since the date of this Agreement plus (iii) to the extent that any such Investment made pursuant to this clause (m) is sold for Cash Equivalents or otherwise liquidated or repaid for Cash Equivalents, the lesser of (A) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (B) the initial amount of such other Investment; and

(n)                                 any acquisitions of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Share Capital) of the Relevant Company.

“Permitted Joint Venture Investment” means the Investment by the Relevant Company or one or more Wholly Owned Restricted Subsidiaries of the Relevant Company in a Joint Venture; provided that, in any such case, such Joint Venture shall be engaged primarily in a Permitted Business.

“Permitted Minority Investment” means the Investment by the Relevant Company or by a Wholly Owned Restricted Subsidiary of the Relevant Company in any corporation, association, partnership or other business entity of which less than 50% of the total Voting Shares thereof will, upon consummation of such acquisition or other Investment, be owned or controlled by the Relevant Company or one or more of the Wholly Owned Restricted Subsidiaries of the Relevant Company (or a combination thereof), but over which the Relevant Company or one or more Wholly Owned Restricted Subsidiaries of the Relevant Company (or a combination thereof) maintains the power to influence or participate in the management thereof by virtue of representation on such corporation’s, association’s, partnership’s or other business entity’s board of directors (or persons performing similar functions) through a contractual relationship with such entity or with the holders of such entity’s Voting Shares; provided that, in any such case, such corporation, association, partnership or other business entity shall be engaged primarily in a Permitted Business.

“Permitted Refinancing Indebtedness” means any Financial Indebtedness of the Relevant Company or its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Financial Indebtedness of the Relevant Company or its Restricted Subsidiaries (other than intercompany Financial Indebtedness owed to any of the Relevant Company’s Subsidiaries); provided that:

(a)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Financial Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); and

(b)                                 such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Financial

Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(c)                                  if the Financial Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favourable to the holders of the Notes as those contained in the documentation governing the Financial Indebtedness being extended, refinanced renewed, replaced, defeased or refunded.

“Permitted Security Interests” means:

(a)                                  Security Interests existing on the date of this Agreement.

(b)                                 Security Interests to secure Financial Indebtedness incurred under a Revolving Credit Facility permitted by Clause 19.6(b)(vi), provided that (a) such Security Interests consist solely of security interests in accounts receivable (and related assets); (b) the aggregate nominal value of all such accounts receivable is not more than the amount outstanding under the Revolving Credit Facility at the time such Security Interest is created; (c) such Security Interests rank pari passu with or are subordinated to the Security Interests with respect to the Notes and (d) such Security Interests do not exceed, in aggregate, SEK 100,000,000;

(c)                                  Security Interests created under the Senior Notes Indenture Security Documents;

(d)                                 Security Interests to secure Permitted Refinancing Debt incurred to refinance Financial Indebtedness that was previously so secured; provided that such Security Interests do not extend to cover any property or assets of the Relevant Company or any Restricted Subsidiaries other than that pledged under the Security Interests securing the Financial Indebtedness being refinanced;

(e)                                  Security Interests in favour of the Relevant Company or a Wholly Owned Restricted Subsidiary of the Relevant Company that is a Subsidiary Guarantor;

(f)                                    Security Interests on property of a Person existing at the time such Person is merged with or into or consolidated with the Relevant Company or any Restricted Subsidiary of the Relevant Company; provided that such Security Interests were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Relevant Company or the Restricted Subsidiary;

(g)                                 Security Interests on property existing at the time of acquisition thereof by the Relevant Company or any Restricted Subsidiary of the Relevant Company, provided that such Security Interests were in existence prior to the contemplation of such acquisition;

(h)                                 Security Interests to secure the performance of tenders or bids, government contracts or concessions, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (other than obligations in respect of borrowed money) incurred in the ordinary course of business;

(i)                                     Security Interests to secure Financial Indebtedness incurred under (i) Capital Lease Obligations, mortgage financing or purchase money obligations in each case for the purpose of financing all or any part of the purchase price or cost of construction or improvement of any property, plant or equipment or buses or other vehicles used in the business of the Group and (ii) Attributable Debt in respect of Sale and Leaseback transactions, provided that such Security Interests incurred pursuant to (i) and (ii) shall not exceed, in aggregate SEK 100,000,000;

(j)                                     Security Interests for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(k)                                  statutory Security Interests of landlords and Security Interests of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Security Interests imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(l)                                     Security Interests incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Security Interests securing letters of credit issued in the ordinary course of business in connection therewith;

(m)                               Security Interests arising out of or related to judgments not giving rise to an Event of Default so long as such Security Interests is adequately bonded and any appropriate legal proceedings which may have been duly initiated for review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(n)                                 easements, rights-of-way, zoning restrictions and other similar charges or Security Interests in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Relevant Company or any of its Restricted Subsidiaries;

(o)                                 Security Interests upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)                                 Security Interests securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(q)                                 Security Interests encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Relevant Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(r)                                    Security Interests incurred in the ordinary course of business of the Relevant Company or any Restricted Subsidiary with respect to obligations that do not exceed SEK 150,000,000 at any one time outstanding less the amount of any Financial Indebtedness secured by Security Interests granted pursuant to Clause (a) of this definition;

(s)                                  Security Interests created or to be created under or pursuant to the Security Documents; and

(t)                                    Second ranking Security Interests granted by Holdings in favour of Bus over Holding’s interests in the Subordinated Shareholder Loan and the Intragroup Capital Contribution.

“Person” means an individual, partnership, limited partnership, company, corporation, limited liability company, joint stock company, joint venture, association, trust, business trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Preferred Shares” of any Person means any Share Capital of such Person that has any rights which are preferential to the rights of any other Share Capital of such Person with respect to dividends or redemptions or upon liquidation.

“Public Equity Offering” means any underwritten public offering of Share Capital (other than Disqualified Share Capital) of the Relevant Company or Nordic, in which (a) the gross proceeds to the Relevant Company or Nordic, respectively, are at least €50 million and (b) with respect to an offering other than by Nordic, the proceeds of which are contributed to Nordic, directly or indirectly, in the form of a subscription for, or capital contribution in respect of, Share Capital in Nordic that is not Redeemable Share Capital.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receivables” means, with respect to any person, all rights of that person to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and includes all book debts due to that person.

“Redeemable Share Capital” means any Share Capital that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or the passage of time would be, required to be redeemed prior to the final stated maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity (other than upon a change of control of Nordic in circumstances where holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity at the option of the holder thereof.

“Reference Banks” means, in relation to LIBOR, the principal London office of Royal Bank of Scotland plc, Barclays Bank plc and JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Facility Agent in consultation with the relevant Borrower.

“Reference Banks” means in relation to EURIBOR, Deutsche Bank Luxembourg S.A. and the principal office in London of Credit Suisse and JPMorgan Chase Bank, N.A., or (in any such case) such other banks as may be appointed by the Facility Agent in consultation with the relevant Borrower.

“Released Person” means (i) each of Schoyen Gruppen AS, Goldman, Sachs & Co. Verwaltungs GmbH, GS Capital Partners III Offshore, L.P. And GS Capital Partners III, L.P. and their respective Affiliates, Concordia Bus BV and Concordia Bus Holding AB (ii) each of the Honourable Richard Simon Sharp and Steven Richard Sher of Goldman Sachs, Frode Larsen and Harald Aernkvaern of Schoyen, whether personally or in their capacities as existing or former directors of Bus and/or Holding and/or Bus’ subsidiaries, and (iii) Frode Larsen and Harald Aernkvaern in relation to their existing directorships of other companies in the Group.

“Relevant Company” means until the Tranche A Advance Utilisation Date, the Tranche C Borrower and from the Tranche A Advance Utilisation Date, the Tranche A Borrower.

“Relevant Interbank Market” means the European interbank market.

“Repayment Notice” means a notice substantially in the form set out in Part II or Part IV of Schedule 9 hereto.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement).

“Representative” shall mean in respect of the parties hereto any directors, agents, officers, employees and/or professional advisers.

“Reservations” means the principles that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, and the time barring of claims under any applicable limitation acts.

“Residual Value Guarantee” means a commitment by a bus manufacturer or finance company (or an affiliated entity) to repurchase buses from, or on behalf of, a bus operator according to a Specified Residual Value

“Restricted Investments” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning given to it in Clause 19.7.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.  For the avoidance of doubt Nordic shall be deemed to be a Restricted Subsidiary for the purposes of this Agreement.

“Restructuring” means the exchange of the Subordinated Notes for ordinary shares of Bus representing on a primary basis at least 97.5% of the ordinary share capital of the company, substantially pursuant to the terms and conditions of the Binding Restructuring Agreement.

“Revolving Credit Facilities” means with respect to the Relevant Company or its Subsidiaries, one or more debt facilities or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale or factoring of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables), letters of credit or other forms of guarantees and assurances or other credit facilities, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, provided, however, that “Revolving Credit Facilities” will not mean any Financial Indebtedness that expressly provides that it is subordinated in right of payment to any other Financial Indebtedness.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Relevant Company or a Restricted Subsidiary of any property, whether owned by the Relevant Company or any Restricted Subsidiary on the date of this Agreement or later acquired, which has been or is to be sold or transferred by the Relevant Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such person on the security of such property; provided, however, that the term “Sale and Leaseback” shall not include the sale of (a) all or a portion of the depots currently held by Swebus Fastigheter AB or its subsidiaries or (b) the shares of Swebus Fastigheter AB or any of its subsidiaries, if substantially simultaneously with such sale, the Relevant Company or a Restricted Subsidiary leases on a long-term basis all or substantially all of (i) in the case of such a sale of depots, the depots so sold or (ii) in the event of such a sale of shares of Swebus Fastigheter AB or any of its subsidiaries, the depots that comprise all or substantially all of the assets of Swebus Fastigheter AB or such subsidiary.

“Screen Rate” means in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate screen selected by the Facility Agent (acting reasonably).  If the relevant page is replaced or service ceases to be available, the Facility Agent may specify another page and/or service displaying the appropriate rate after consultation with the Relevant Company and the Lenders.

“Second Ranking Pledge over the Subordinated Shareholder Loan” means the second ranking pledge granted by Holding in favour of Bus over its rights and interests under the Subordinated Shareholder Loan on or about the date of this Agreement.

“Security Documents” means:

(a)                                  each security document referred to in Part I of Schedule 2; and

(b)                                 any other document entered into by any member of the Group creating or evidencing a Security Interest for all or any part of the obligation of the Obligor or any of them under any of the Finance Documents.

“Security Interest” means a mortgage, charge (fixed or floating), standard security, pledge, lien, assignment for security, hypothecation, right of set-off, reservation of title or security interest or any other agreement, trust or arrangement (including, without limitation, a sale and repurchase agreement) having a similar effect and any agreement to enter into, create or establish any of the foregoing.

“Senior Notes Indenture” means the indenture dated 22 January 2004 in respect of the Notes, as may be amended from time to time.

“Senior Notes Indenture Security Documents” means the security documents executed in relation to the security in connection with the Senior Notes Indenture.

“Senior Notes Trustee” means the trustee for the Notes.

“Share Capital” means:

(a)           in the case of a corporation, corporate stock and shares;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and shares;

(c)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Specified Residual Value” means the guaranteed value of a bus according to a schedule in the Residual Value Guarantee that identifies fixed prices for value of buses based on bus age and condition at future specified dates. This value is correlated to expected used-bus resale values.

“SSL Account” means account number EUR 1345-01-11647 (IBAN: SE6912000000013450111647) (SWIFT code: DABASESX)  held with the Account Bank in the name of the Tranche C Borrower, or such other account as may be substituted for that account in accordance with the terms of Clause 7.8(h).

“Stated Maturity” means, with respect to any instalment of interest or principal on any Financial Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Financial Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strategic Assets” means (i) Share Capital of a Person which is engaged primarily in a Permitted Business and (ii) property, plant, equipment, buses and other assets, real or personal, tangible or intangible, the use of which is necessary or useful in the conduct of the business and operations of the Relevant Company and its Subsidiaries at the time the same are transferred or conveyed to the Relevant Company or its Restricted Subsidiaries.

“Structure Paper” means the Structure Paper agreed between the Borrowers and the Lenders on or about the date hereof and attached as Schedule 6 hereto.

“Subordinated Notes” means the EUR 160,000,000 11% Senior Subordinated Notes due 2010 issued by Concordia Bus AB.

“Subordinated Notes Indenture” means the indenture dated 7 February 2000 in respect of the Subordinated Notes.

“Subordinated Shareholder Loan” means the loan from Bus to Nordic in an original principal amount of SEK 501.3 million, made pursuant to a subordinated loan agreement executed on February 28, 2002 and amended and restated and transferred to Holding on the date of this Agreement and which will be re-transferred from Holding to Bus on or before the Tranche A Advance Utilisation Date.

“Subsidiary” means :

(a)                                  a subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)                                 a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“Subsidiary Guarantor” means a guarantor under the Senior Notes Indenture and Nordic (unless otherwise specified).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or deduction or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Total Commitments” means the Total Tranche A Commitments and the Total Tranche C Commitments.

“Total Tranche A Commitments” means the Tranche A Commitments of all Tranche A Lenders, being EUR 45,000,000 at the date of this Agreement.

“Total Tranche C Commitments” means the Tranche C Commitments of all Tranche C Lenders being EUR 25,000,000 at the date of this Agreement.

“Tranche A Advance” means the principal amount of the loan made or to be made under the Tranche A Facility as from time to time reduced by any repayment or prepayment and as from time to time increased by interest accruing to the principal amount of the Tranche A Facility pursuant to Clause 8 (Interest).

“Tranche A Advance Utilisation Date” means the date of Utilisation of Tranche A, being the date on which the Tranche A Advance is made or to be made, as the context requires.

“Tranche A Availability Date” means the Closing Date.

“Tranche A Availability Period” means the period from and including the Closing Date to and including the date which is 10 days after the Closing Date.

“Tranche A Borrower” means Bus.

“Tranche A Call Option Premium” has the meaning set out in Clauses 7.3 (Voluntary Prepayment of Tranche A and Tranche C).

“Tranche A Commitment” means:

(a)                                  in relation to an Original Lender, the amount set below its name adjacent to the heading “Tranche A Commitment” in Part II of Schedule 1 hereto (the Original Lenders) and the amount of any other Tranche A Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount of any Tranche A Commitment transferred to it under this Agreement,

each to the extent not cancelled, reduced or transferred under this Agreement.

“Tranche A Facility” or “Tranche A” means the term loan facility to be made available by the Tranche A Facility Lenders pursuant to Clause 2.1(a) (Tranche A Facility).

“Tranche A Lenders” means those Original Lenders providing Tranche A Commitments in Part II of Schedule 1 hereto.

“Tranche C Advance” means the principal amount of each loan made or to be made under the Tranche C Facility as from time to time reduced by any repayment or prepayment and as from time to time increased by interest accruing to the principal amount of the Tranche C Facility and capitalised pursuant to Clause 8 (Interest).

“Tranche C Advance Utilisation Date” means the date of Utilisation of Tranche C, being the date on which a Tranche C Advance is made or to be made, as the context requires.

“Tranche C Availability Period” means in relation to the Tranche C Facility, the period from and including the date of this Agreement to and including the earlier of (i) the Closing Date and (ii) 31 December 2005 (or such later date as may be agreed between the parties hereto, each acting reasonably).

“Tranche C Borrower” means Holding.

“Tranche C Call Option Premium” has the meaning set out in Clauses 7.3 (Voluntary Prepayment of Tranche A and Tranche C).

“Tranche C Commitment” means:

(a)                                  in relation to an Original Lender, the amount set below its name adjacent to the heading “Tranche C Commitment” in Part II of Schedule 1 hereto (the Original Lenders) and the amount of any other Tranche C Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount of any Tranche C Commitment transferred to it under this Agreement,

each to the extent not cancelled, reduced or transferred under this Agreement.

“Tranche C Facility” or “Tranche C” means the term loan facility to be made available by the Tranche C Facility Lenders pursuant to Clause 2.1(b) (Tranche C Facility).

“Tranche C Lenders” means those Original Lenders providing Tranche C Commitments in Part II of Schedule 1 hereto.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Facility Agent and the relevant Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                  the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                 the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” means any Subsidiary of the Relevant Company that is designated by the board of directors of the Relevant Company as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(a)                                  has no Financial Indebtedness other than Non-Recourse Debt;

(b)                                 is not party to any agreement, contract, arrangement or understanding with the Relevant Company or any Restricted Subsidiary of the Relevant Company unless the terms of any such agreement, contract, arrangement or understanding are no less favourable to the Relevant Company or such

Restricted Subsidiary than those that might be obtained at the time of such designation from Persons who are not Affiliates of the Relevant Company;

(c)                                  is a Person with respect to which neither the Relevant Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(d)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Financial Indebtedness of the Relevant Company or any of its Restricted Subsidiaries; and

(e)                                  has at least one director on its board of directors that is not a director or executive officer of the Relevant Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Relevant Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Relevant Company as an Unrestricted Subsidiary will be evidenced to the Facility Agent by filing with the Facility Agent a certified copy of the board resolution of the Relevant Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Clause 19.7 (Limitation on Restricted Payments). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Financial Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Relevant Company as of the date it so fails to meet such requirements and, if such Financial Indebtedness is not permitted to be Incurred as of such date under Clause 19.6 (Limitation on Financial Indebtedness) the Relevant Company will be in default of such Section.  The board of directors of the Relevant Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that any Financial Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Relevant Company of any outstanding Financial Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Financial Indebtedness is permitted under paragraph (1) of Clause 19.6 (Limitation on Financial Indebtedness), calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means a Tranche A Advance Utilisation Date, and a Tranche C Advance Utilisation Date.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Voting Shares” of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the board of directors (or persons performing similar functions) of such Person.

“Website Lender” has the meaning set out in Clause 27.8 (Use of Websites).

“Weighted Average Life to Maturity” means, when applied to any Financial Indebtedness or Disqualified Share Capital at any date, the number of years obtained by dividing:

(a)                                  the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)                                 the then principal amount or liquidation preference of such Financial Indebtedness or Disqualified Share Capital.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Share Capital or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Working Capital Changes” means the change in the inventory, current liabilities and current receivables, each on a basis and determined in accordance with GAAP.

1.2          Construction

(a)           Unless a contrary indication appears, any reference in this Agreement to:

(i)                                     the “Facility Agent”, the “Security Agent”, any “Lender”, any “Obligor” or any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  the “assets” of a person shall be construed as a reference to all or any part of its present and future business, undertaking, property, shareholdings, assets and revenues (including any right to receive revenues and uncalled capital);

(iii)                               this “Agreement”, a “Finance Document” or any other agreement, instrument or document includes references to such agreement, instrument or document as amended, supplemented, novated, reenacted and/or restated;

(iv)                              “indebtedness” includes any obligation (present or future, actual or contingent) for the payment or repayment of money, whether present or future, actual or contingent and whether as principal or surety;

(v)                                 “in the agreed terms” means as agreed between the Relevant Company and the Facility Agent acting on the instructions of the Majority Lenders;

(vi)                              a “person” includes any person, individual, firm, company, corporation, government, state or agency of a state or any association, joint venture association, organisation, institution, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                           a “regulation” includes any regulation, rule, directive, request, guideline, order, decree, other legislative measure, code, circular, notice, demand or injunction (whether or not having the force of law including those with which it is customary for persons to whom it is directed to comply, even if compliance is not mandatory) of any governmental authority;

(viii)                        a provision of law includes references to such provision as re-enacted, amended or extended and any subordinate legislation made under it;

(ix)                                a time of day is a reference to Luxembourg time;

(x)                                   “clauses”, “paragraphs” and “schedules” shall be construed as references to clauses and paragraphs of, and schedules to, this Agreement;

(xi)                                one gender includes all genders, and reference to the singular includes the plural and vice versa;

(xii)                             “including” and “in particular” shall not be construed restrictively but shall mean “including, without prejudice to the generality of the foregoing” and “in particular, but without prejudice to the generality of the foregoing”;

(xiii)                          “writing” includes facsimile transmission legibly received, or any electronic method of communication approved by the Facility Agent acting on the instructions of the Majority Lenders except in relation to any certificate, forecast, report, notice, resolution or other document which is expressly required by this Agreement to be signed, and “written” has a corresponding meaning;

(xiv)      (A)                                     a certified document means such document certified as genuine and in full force and effect or, if a copy, a true, complete and up-to-date copy of the original in each case by a director of the party providing the document or such other person as that party may demonstrate to the Facility Agent’s satisfaction acting on the instructions of the Majority Lenders has authority to provide such a certificate;

(B)                                any certificate to be provided under this Agreement or any Finance Document by a Borrower shall mean a certificate in the agreed terms, addressed to the Facility Agent and capable of being relied upon by the Finance Parties, dated and signed by an authorised signatory of the relevant Borrower.

(b)                                 The index and any headings, sub-headings or footnotes in this Agreement are for ease of reference and shall be ignored in construing this Agreement.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default is “continuing” for the purposes of the Finance Documents until (i) it is expressly waived and any conditions of the waiver fulfilled to the Majority Lenders’ satisfaction (acting reasonably) or (ii) where the circumstances which caused it are capable of remedy, until those circumstances have been remedied to the Majority Lenders’ satisfaction (acting reasonably) and the position is as it would have been if such Default had not occurred (and in the case of late delivery of a document or withdrawal of a claim whose existence constituted a Default, that Default shall be deemed not to be continuing once delivery or withdrawal has occurred).

(e)                                  Any “consent”, “waiver” or “approval” required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

(f)                                    “EUR” and “ Euro” means the single currency of the Participating Member States and “SEK” denotes the lawful currency of Sweden.

1.3          Third party rights

(a)                                  Unless expressly provided to the contrary in a Finance Document and other than with respect to Clause 17 (Representations), 19.19 (Release) and 19.21 (Additional Lender Covenant) a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                 Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

1.4          Miscellaneous

Unless the contrary intention appears:

(a)                                  an amount in Euro is payable only in the Euro unit;

(b)                                 a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(c)                                  if there is an inconsistency between this Agreement and any other Finance Document, this Agreement will prevail; and

(d)                                 any obligation of a Borrower or a Relevant Company or an Obligor under the Finance Documents which is not a payment obligation shall arise only after that Borrower has been lent the proceeds of the relevant Tranche and shall remain in force only for so long as any payment obligation (other than indemnities) of that Borrower, Relevant Company or Obligor is or may be outstanding under the Finance Documents.

1.5          Obligations Several

Notwithstanding any term of any other Finance Document, covenants, undertakings, representations and warranties and other obligations given by, or of, more than one Obligor are several and pro rata to their respective total borrowings under this Agreement and no Obligor shall be liable for the failure by any other Obligor to perform its obligations under any Finance Documents,.

SECTION 2

THE FACILITY

2              THE FACILITY

2.1          The Facility

Subject to the terms of this Agreement:

(a)                                  Tranche A Facility: The Lenders make available to the Tranche A Borrower a Euro term loan facility in a maximum aggregate initial principal amount not exceeding the Total Tranche A Commitments of EUR 45,000,000.00, secured by the Security Interests provided for in the security documents described in Part IA of Schedule 2 hereto;

(b)                                 Tranche C Facility: The Lenders make available to the Tranche C Borrower a Euro term loan facility in a maximum aggregate initial principal amount not exceeding the Total Tranche C Commitments of EUR 25,000,000.00, secured by the Security Interests provided for in the security documents described in Part IC of Schedule 2 hereto.

2.2          Finance Parties’ rights and obligations

(a)                                  The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Obligors shall be a separate and independent debt.

(c)                                  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(d)                                 Each Obligor and each of the Finance Parties agrees that the Security Agent shall be the joint and several creditor of each obligation of that Obligor towards any of the Finance Parties under any Finance Document, and that accordingly the Security Agent will have its own independent right to require and receive performance by that Obligor of those obligations.  However, any discharge of any such obligation to one of the Security Agent or a Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(e)                                  Without limiting or affecting the Security Agent’s rights against each Obligor (whether under this paragraph or under any other provision of the Security Documents), the Security Agent agrees with each other Finance Party (on a several divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the consent of the relevant Finance Party.  However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document, as contemplated by this Agreement or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

(f)            The Tranche A Borrower shall notify the Facility Agent of the Closing Date at least one Business Day before such date.

2.3          Maximum aggregate principal amount

Notwithstanding the provisions of Clause 2.1 above, the principal amount of any Facility may exceed the total Commitments in respect of that Facility if and insofar as Cash Interest or Compound Interest ha s been added to the principal amount of that Facility pursuant to Clause 8 below (Interest).

3              PURPOSE

3.1          Purpose

(a)                                  Tranche A Facility: The Tranche A Borrower shall apply the proceeds of amounts drawn down under the Tranche A Facility in accordance with the Agreed Costs Schedule and the Structure Paper;

(b)                                 Tranche C Facility: The Tranche C Borrower shall apply the proceeds of amounts drawn under the Tranche C Facility pursuant to the Agreed Costs Schedule and the Structure Paper.

3.2          Financial Assistance

No proceeds of any Utilisation hereunder shall be applied in a manner which may be prohibited by any financial assistance or other similar laws in any relevant jurisdiction.

3.3          Monitoring

No Finance Party is bound to monitor or verify the application of proceeds of any Utilisation.

4              CONDITIONS OF UTILISATION

4.1          Initial conditions precedent

(a)                                  Tranche A

The Tranche A Borrower may not deliver a Utilisation Request in relation to Tranche A unless the Facility Agent has notified the Tranche A Borrower that the Facility Agent has received all of the documents and evidence listed in Part IA of Schedule 2 (Conditions precedent), in form and substance satisfactory to the Facility Agent acting on the instructions of the Majority Tranche A Lenders (each acting reasonably).  The Facility Agent shall give this notice promptly upon being so satisfied.

(b)                                 Tranche C

The Tranche C Borrower may not deliver a Utilisation Request unless the Facility Agent has notified the Tranche C Borrower that the Facility Agent has received all of the documents and evidence listed in Part I C of Schedule 2 (Conditions precedent), (save for such documents and evidence that is only required in relation to Tranche A) in form and substance satisfactory to the Facility Agent acting on the instructions of the Majority Tranche C Lenders (each acting reasonably).  The Facility Agent shall give this notice promptly upon being so satisfied.

4.2          Further conditions precedent

The obligation of each Lender to participate in any Utilisation under a Facility is subject to the further condition precedent that, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                  no Default is continuing or would result from the proposed Utilisation; and

(b)                                 the Repeating Representations to be made by the Borrower under that Facility are true in all material respects.

4.3          Maximum number of Advances

The Tranche A Borrower may not deliver more than one Utilisation Request in respect of the Tranche A Facility.  The Tranche C Borrower may make multiple Utilisation Requests in relation to Tranche C.

SECTION 3

UTILISATION

5                                         UTILISATION

5.1          Delivery of a Utilisation Request

(a)                                  The Tranche C Borrower may utilise the Tranche C Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10 a.m. Luxembourg time on the date of the signing of this Agreement.

(b)                                 The Tranche A Borrower may utilise the Tranche A Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10 a.m. Luxembourg time on the date which is three Business Days before the day of the proposed Advance.

5.2          Completion of a Utilisation Request

(a)                                  Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            the proposed Utilisation Date is a Business Day within the relevant Availability Period; and

(ii)           the amount of the Utilisation complies with Clause 5.3 (Currency and amount)

5.3          Currency and amount

(a)           The currency specified in a Utilisation Request must be in Euros.

(b)           The amount of a proposed Advance specified in a Utilisation Request must be:

(i)            in relation to the Tranche A Advance, EUR 45,000,000;

(ii)                                  in relation to any Tranche C Advance, an amount which is not more than Total Tranche C Commitments and which is a minimum of EUR 5,000,000.

5.4          Lenders’ participation in Advances

(a)                                  If the relevant conditions set out in this Agreement have been met each Lender shall make its participation in each Advance available to the Facility Agent by the Utilisation Date therefore through its Facility Office.

(b)                                 The amount of each Lender’s participation in each Advance under a Facility will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance in each case under that Facility.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6                                         REPAYMENT

6.1                                 Subject to the provisions of this Agreement the Tranche A Borrower shall repay the Tranche A Facility in full on the Final Repayment Date.

6.2                                 If Tranche C is not prepaid in accordance with sub-Clause 7.2 (Mandatory Repayment – Tranche C) then the Tranche C Borrower shall repay Tranche C in full on the Final Repayment Date.

7              PREPAYMENT AND CANCELLATION

7.1          Mandatory Prepayment – Change of Control

(a)                                  If a Change of Control occurs:

(i)            the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)                                  if the Majority Lenders so require, the Facility Agent shall, by not less than 30 days notice to the relevant Borrower, cancel the Facility and declare all outstanding Advances, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.2          Mandatory Prepayment – Tranche C

On the Tranche A Advance Utilisation Date, the Tranche C Borrower shall, subject to Clause 7.9 (Permitted Prepayments and Repayments) and the provisions of this Clause 7.2, prepay all Tranche C Advances outstanding.  For the purposes of this Clause 7.2, the amount of the Tranche C Advance shall be determined ignoring any accrued but unpaid Cash Interest and all Compound Interest and Cash Interest that has been added to the principal amount thereof in accordance with this Agreement.  On the Tranche A Advance Utilisation Date, all such interest (including capitalised interest) on the Tranche C Facility shall up to the amount specified in the Structure Paper be paid to the Tranche C Lenders by the Tranche A Borrower in cash and all interest which is accrued but remains unpaid (including capitalised interest) on the Tranche C Facility and all other sums outstanding under this Agreement in relation to Tranche C (excluding, for the avoidance of doubt, the principal amount of the Tranche C Advance as determined in accordance with this Clause 7.2) shall automatically be novated to the Tranche A Borrower and shall thereafter be deemed to be added to the principal amount of the Tranche A Advance.  Nothing in this Clause 7.3 shall act to reduce the Available Commitment of any Lender in respect of any Facility.

7.3          Voluntary prepayment of Tranche A and Tranche C

(a)                                  No voluntary prepayment of the Tranche A Facility may be made during the period 12 months from the Tranche A Advance Utilisation Date.  Thereafter, subject to Clause 7.9 (Permitted Prepayments and Repayments), the Tranche A Borrower may, if it gives the Facility Agent no less than ten (10) Business Days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Tranche A Facility (but if in part, being an amount that reduces the amount of the Tranche A Facility by a minimum amount of EUR 5,000,000) at par plus the following premium (the “Tranche A Call Option Premium”);

(i)                                     during the period commencing 12 months from the Tranche A Advance Utilisation Date (the “First Period”) until the Second Period (as defined below), the Tranche A Call Option Premium shall be an amount which is equal to the product of (A) the amount of the Tranche A Facility which is being prepaid and (B) an annual rate which is equal to the sum of (x) 6 months EURIBOR (using a Quotation Day two Business Days before the voluntary prepayment is made) and (y) 650bps;

(ii)                                  during the period commencing 24 months from the Tranche A Advance Utilisation Date (the “Second Period”) until the Third Period (as defined below), the Tranche A Call Option Premium shall be an amount which is equal to the product of (A) the amount of the Tranche A Facility which is being prepaid and (B) 50% of an annual rate which is equal to the sum of (x) 6 months EURIBOR (using a Quotation Day two Business Days before the voluntary prepayment is made) and (y) 650bps;

(iii)                               during the period commencing 36 months from the Tranche A Advance Utilisation Date (the “Third Period”) until the Fourth Period (as defined below), the Tranche A Call Option Premium shall be an amount which is equal to the product of (A) the amount of the Tranche A Facility which is being prepaid and (B) 25% of an annual rate which is equal to the sum of (x) 6 months EURIBOR (using a Quotation Day two Business Days before the voluntary prepayment is made) and (y) 650bps;

(iv)                              during the period commencing 48 months from the Tranche A Advance Utilisation Date and until the Final Repayment Date (the “Fourth Period”), the Tranche A Call Option Premium shall be zero;

where “par” is an amount equal to the sum of (a) outstanding Advances under Tranche A being prepaid (b) Cash Interest and Compound Interest accrued and unpaid thereon up to the date of prepayment; and (c) the Tranche A Lenders’ costs and expenses then due and payable by Bus and not previously paid by Bus and shall exclude any other premium, penalty or Break Costs.

(b)                                 The Tranche C Borrower may not voluntarily prepay the Tranche C Advances until the date which is 12 months from the first Tranche C Advance Utilisation

Date.  Thereafter, subject to Clause 7.9 (Permitted Prepayments and Repayments), it may, if it gives the Facility Agent no less than ten (10) Business Days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Tranche C Facility (but if in part, being an amount that reduces the amount of the Tranche C Facility by a minimum amount of EUR 5,000,000 at the following rate (the “Tranche C Call Option Premium”) each without penalty or Break Costs:

(i)                                     during the period commencing 12 months from the Tranche C Advance Utilisation Date (the “First Period”) until the Second Period (as defined below), the Tranche C Call Option Premium shall be an amount which is equal to the product of (A) the amount of the Tranche C Facility which is being prepaid and (B) an annual rate which is equal to the sum of (x) 6 months EURIBOR (using a Quotation Day two Business Days before the voluntary prepayment is made) and (y) 650bps;

(ii)                                  during the period commencing 24 months from the Tranche C Advance Utilisation Date (the “Second Period”) until the Third Period (as defined below), the Tranche C Call Option Premium shall be an amount which is equal to the product of (A) the amount of the Tranche C Facility which is being prepaid and (B) 50% of an annual rate which is equal to the sum of (x) 6 months EURIBOR (using a Quotation Day two Business Days before the voluntary prepayment is made) and (y) 650bps;

(iii)                               during the period commencing 36 months from the Tranche C Advance Utilisation Date (the “Third Period”) until the Fourth Period (as defined below), the Tranche C Call Option Premium shall be an amount which is equal to the product of (A) the amount of the Tranche C Facility which is being prepaid and (B) 25% of an annual rate which is equal to the sum of (x) 6 months EURIBOR (using a Quotation Day two Business Days before the voluntary prepayment is made) and (y) 650bps;

(iv)                              during the period commencing 48 months from the Tranche C Advance Utilisation Date and until the Final Repayment Date (the “Fourth Period”), the Tranche C Call Option Premium shall be zero;

where “par” is an amount equal to the sum of (a) outstanding Advances under Tranche C being prepaid (b) Cash Interest and Compound Interest accrued and unpaid thereon up to the date of prepayment; and (c) the Tranche C Lenders’ costs and expenses then due and payable by Holding and not previously paid by Holding and shall exclude any other premium, penalty or Break Costs.

(c)                                  Upon repayment or prepayment in full of the Tranche A Facility or the Tranche C Facility, the Facility Agent shall direct the Security Agent, and upon receipt of that direction the Security Agent, together with the Lenders in respect of the Facility that has been prepaid shall take all steps and shall execute amendments and documents as may be necessary to ensure the release of any Security Interests which have been granted to the Security Agent on behalf of the Lenders with respect to that Facility, provided that the Security Agent will only act on the direction given to it by the Facility Agent and subject to the provisions of Clause 23 (Role of Agent).

7.4          Mandatory cancellation

The undrawn Commitment of each Lender in relation to a Facility will be automatically cancelled at the close of business on the last day of the Availability Period for that Facility.

7.5          Prepayments during Interest Periods

In the event a prepayment under this Clause 7 would otherwise be required on a day (the “Payment Date”) that is not the last day of an Interest Period, the Borrower which is liable to make such prepayment may elect (by written notice to the Facility Agent to be received by it no later than five (5) Business Days prior to such Payment Date) to prepay the Advances on the next day after such Payment Date that is the last day of an Interest Period provided that such next day is less than ninety (90) days after such Payment Date.  The provisions of Clause 7.3(a) and (b) shall not apply to any payment made in accordance with Clause 8.7 (Late Payment of Cash Interest).

7.6          Right of repayment and cancellation in relation to a single Lender

(a)           If:

(i)                                     any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross up), or

(ii)                                  any Lender claims indemnification from a Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower which is liable to make such payment may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Advances.  In addition, the Borrower shall have the right to procure the repayment of the Lender’s participation in the Advances by a third party.  On receipt of such notice by the Facility Agent, the Lender named in the notice will be obliged to accept such repayment provided that the terms of such repayment are no less favourable to that Lender than would be the case if the repayment were a prepayment under Clause 7.3.

(b)                                 On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after a Borrower has given notice to a Lender under paragraph (a) above (or, if earlier, the date specified by the relevant Borrower in that notice) that Borrower shall repay that Lender’s participation in the Loan.

7.7          Restrictions

(a)                                  Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the affected Advances and Commitments and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made (x) other than in the case of a prepayment of the Tranche C Advance in accordance with Clause 7.2 together with accrued interest on the amount prepaid and (y) without premium or penalty, save (i) any Call Option Premium payable under Clause 7.3 (Voluntary Prepayment of Tranche A and Tranche C), and (ii) any Break Costs payable under Clause 10.4 (Break Costs).

(c)           A Borrower may not re-borrow any part of the Facilities which it has prepaid.

(d)                                 A Borrower shall not repay or prepay all or any part of the Advances or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                  No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                    If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the relevant Borrower or the affected Lender or Lenders, as appropriate.

7.8          Order of Payment under the Subordinated Shareholder Loan

(a)                                  The Tranche C Borrower shall grant a pledge over the SSL Account in favour of the Security Agent for the benefit of the Tranche C Lenders. The agreement creating such pledge shall be in substantially the form submitted to the Lenders prior to the signing of this Agreement and shall be submitted to the Facility Agent, signed on behalf of the Tranche C Borrower, in accordance with Schedule 2 hereto.

(b)                                 The account authorisation in the form set out in Schedule 7 to this agreement (the “Account Authorisation”) shall require that the Account Bank apply any funds received in respect of interest or principal under the Subordinated Shareholder Loan into the SSL Account from time to time in accordance with the directions of the Facility Agent which directions shall be given in compliance with paragraphs (g) and (i) below.

(c)                                  The Facility Agent shall (subject to the provisions of Clause 23 (Role of Agent)) promptly following receipt of the document set out in paragraph (a) above from the Tranche C Borrower (i) sign the draft Account Authorisation as set out in Schedule 7 of this Agreement, (ii) submit the Account Authorisation and the SSL Account pledge agreement so received to the Security Agent for signing, and (iii) instruct the Security Agent to sign such documents in accordance with the authority of the Lenders which authority shall be deemed to be irrevocably given by each Lender by virtue of the signing of this Agreement.

(d)                                 The Security Agent shall (subject to the provisions of Clause 23 (Role of Agent)), if so instructed by the Facility Agent, (i) sign the pledge and retain a copy for its own records and (ii) sign the Account Authorisation as sent to it by the Facility Agent and return it to the Facility Agent.

(e)                                  On receipt of the signed Account Authorisation, the Facility Agent shall submit it to the Account Bank.

(f)                                    The Tranche C Borrower shall procure that all payments made by Nordic from time to time in respect of interest and principal under the Subordinated Shareholder Loan shall be paid directly into the SSL Account.  The Tranche A Borrower shall procure that any payments made by Nordic from time to time after the Tranche A Advance Utilisation Date in respect of interest and principal under the Subordinated Shareholder Loan shall be paid into the SSL Account.

(g)                                 The Facility Agent shall, on or prior to each Interest Payment Date, provide to the Account Bank a notice (an “Interest Payment Notice”) in substantially the form set out in Part I of Schedule 9 hereto, which shall set out the amount of Cash Interest due on the Tranche C Facility or, as the case may be, the Tranche A Facility on the forthcoming Interest Payment Date.  The Interest Payment Notice shall include an instruction to the Account Bank to pay any sums received to the credit of the SSL Account:

(i)                                     first, to the Facility Agent, until the sums so received in that Interest Period are equal to the aggregate amount of Cash Interest set out in the Interest Payment Notice; and

(ii)                                  second, to Bus (as pledgee under the Second Ranking Pledge over the Subordinated Shareholder Loan) to the extent of any amount received by it under the Subordinated Shareholder Loan during an Interest Period which is in excess of the payment to be made by the relevant Borrower during that Interest Period pursuant to paragraph (i) above.

(h)                                 If requested by the Tranche A Borrower, on or after the Tranche A Advance Utilisation Date, the SSL Account may be substituted with an account of the Tranche A Borrower in respect of which the instructions from the Tranche C Borrower, the Facility Agent and the Security Agent referred to in paragraphs (a) to (g) above shall be given once again by each relevant party in relation to the new SSL Account and the terms of these paragraphs shall apply mutatis mutandis to the operation of such account, with references to the Tranche C Borrower being read as references to the Tranche A Borrower.  Such new SSL Account will be pledged by the Tranche A Borrower to the Security Agent for the benefit of the Tranche A Lenders.

(i)                                     When the Facility Agent receives a notice that the Tranche C Facility or, as the case may be, the Tranche A Facility is to be repaid or prepaid in accordance with the terms of Clause 7.3 (Voluntary Prepayments), or when the Tranche C Facility or, as the case may be, the Tranche A Facility, is to be otherwise repaid in its entirety in accordance with the terms of this Agreement, the Facility Agent shall in either case promptly issue a notice to the Account Bank in substantially the form set out in Part II of Schedule 9 hereto (such notice being, in the case of a prepayment, a “Prepayment Notice” or, in the case of a repayment, a ‘Repayment Notice”).  Following receipt of the amount to be repaid or prepaid the Facility Agent shall distribute the amount so received to the Tranche A Lenders or, as the case may be, the Tranche C Lenders and shall, as soon as possible thereafter, issue a new Interest Payment Notice to the Account Bank under clause (g) above setting out the amount of Cash Interest remaining due in respect of the Tranche C Facility or, as the case may be, the Tranche A Facility for the remainder of that Interest Period.

(j)                                     The Facility Agent shall apply all funds received from the SSL Account towards payment of the Tranche C Facility or, as the case may be, the Tranche A Facility as soon as is practicable after receipt thereof.

7.9          Payments under the Intra-Group Capital Contribution

The Tranche C Borrower shall procure that all payments made by Nordic from time to time in respect of interest and principal under the Intra-Group Capital Contribution shall be paid directly into the SSL Account.  The Tranche A Borrower shall procure that any payments made by Nordic from time to time after the Tranche A Advance Utilisation Date in respect of interest and principal under the Intra-Group Capital Contribution shall be paid into the SSL Account.  Any sums received the SSL Account pursuant to this Clause 7.9 shall be applied in accordance with the terms of Clause 7.8 above and the instructions and notices issued pursuant thereto.

7.10        Permitted Prepayments and Repayments

An amount is only required to be applied in prepayment or repayment of the Facility under Clause 6 and this Clause 7 if to do so is permitted under the other Finance Documents and Senior Notes Indenture and related documents and provided that the Facility Agent is not required to verify that any prepayment made pursuant to this Clause 7 is permitted under any other Finance Document and the Senior Notes Indenture and such related documents.

SECTION 5

COSTS OF UTILISATION

8                                         INTEREST

8.1          Calculation of interest

The rate of interest on the Tranche A Advance and each Tranche C Advance for each Interest Period in relation thereto is the percentage rate per annum which is the aggregate of the applicable:

(a)           Cash Margin;

(b)           Compound Margin;

(c)           EURIBOR; and

(d)           Mandatory Cost, if any,

in each case for that Interest Period.

8.2          Payment of Cash Interest

(a)                                  Each Borrower shall subject to the last sentence of Clause 8.5(a) and this Clause 8.2 pay accrued Cash Interest on each Advance made to it on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period during that Interest Period).  Subject to Clause 8.7, Cash Interest not paid by the Tranche A Borrower and/or the Tranche C Borrower on any Interest Payment Date for each Interest Period shall, be added to the relevant Advance as principal amount on the first day of the next Interest Period.  For the avoidance of doubt, Compound Interest shall be treated in accordance with sub-Clause 8.3.

(b)                                 The relevant Borrower shall give the Facility Agent at least two Business Days’ notice prior to making a payment of Cash Interest with respect to any Facility.

8.3          Compound Interest

In addition to sub-Clause 8.2 above, interest on each Tranche A Advance and Tranche C Advance for each Interest Period relating thereto shall accrue during each Interest Period at the rate equal to the Compound Margin and the amount of interest so accrued on each Tranche A Advance and Tranche C Advance shall be added to the relevant Advance as principal amount on the first day of the next Interest Period.

8.4          Calculation

Interest will accrue daily from and including the first day of each Interest Period and shall be calculated on the basis of a 360 day year.

8.5          Default interest

(a)                                  If an Obligor does not pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency o f the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).  For the avoidance of doubt, if Cash Interest is not paid by the Borrower for any reason whatsoever the terms of this Clause 8.5 shall not apply to the amount of such Cash Interest and there shall be no default or breach of the Finance Documents by that Borrower.

(b)                                 Any interest accruing under this Clause 8.5 (Default interest) shall be immediately payable by the Obligor on demand by the Facility Agent.

(c)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.6          Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

8.7          Late payment of Cash Interest which has been compounded

Subject to Clause 8.2(b), if any Cash Interest on the Tranche A Advance or the Tranche C Advance has been added to the relevant Advance as principal amount pursuant to the second sentence of Clause 8.2 above, the relevant Borrower may, at any time prior to the date which is five Business Days before the Interest Payment Date immediately following the Interest Payment Date on which such Cash Interest has been so added, pay to the Facility Agent an amount equal to all or part of such Cash Interest which has been added to the relevant Advance in the manner described herein, provided that the Borrower has given the Facility Agent at least two Business Days’ notice of such payment and provided further that each Borrower may in any case make no more than three payments under this Clause 8 during any Interest Period.  The Tranche A Call Option Premium, or the Tranche C Call Option Premium (as the case may be) shall not be payable with respect to the Cash Interest payment made in accordance with this Clause 8.7.  The amount paid in respect of Cash Interest herein shall be deemed to be deducted from the principal amount outstanding on the relevant Facility on the first day of the Interest Period during which such payment is made.  Payment made under this Clause will not result in any penalty or Break Costs being payable.  Notwithstanding any of the foregoing, the Tranche A Borrower may not make any payment pursuant to this Clause 8.7 during the period between (and excluding) the Tranche A Advance Utilisation Date and the Interest Payment Date immediately thereafter.

9                                         INTEREST PERIODS

(a)                                  Each Interest Period shall be no longer than six (6) months provided that an Interest Period for an Advance shall not extend beyond the Final Repayment Date.

(b)                                 Each Interest Period for an Advance shall start, if such Interest Period is the first Interest Period for the Advance, on the Utilisation Date for the Advance and once the Advance has been advanced on the last day of its preceding Interest Period.

9.2          Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3          Other adjustments

The Facility Agent and a Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods with respect to that Borrower.

9.4          Notification

The Facility Agent shall notify each Borrower and each Lender of the duration of each Interest Period promptly after ascertaining its duration.

10           CHANGES TO THE CALCULATION OF INTEREST

10.1        Absence of quotations

Subject to Clause 10.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2        Market disruption

If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(a)           the Cash Margin;

(b)           the Compound Margin (where applicable);

(c)           LIBOR; and

(d)           the Mandatory Cost, if any, applicable to that Lender’s participation in the Advance.

10.3        Alternative basis of interest or funding

(a)                                  If a Market Disruption Event occurs and the Facility Agent or a Borrower so requires, the Facility Agent and that Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest payable by that Borrower.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the relevant Borrower, be binding on all Parties.

10.4        Break Costs

(a)                                  Save as otherwise provided herein, a Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

(c)                                  For the avoidance of doubt, Break Costs shall not be payable with respect to any payment made under Clause 8.7 (Late Payment of Cash Interest which has been compounded) or with respect to any prepayment of the Tranche A Facility or the Tranche C Facility pursuant to Clause 7.2 (Mandatory Prepayment of Tranche C) or 7.3 (Voluntary Prepayment of Tranche A and Tranche C).

11                                  FEES

11.1        Commitment fee

The Tranche A Borrower shall, on the Tranche A Advance Utilisation Date upon receipt of the proceeds of the Tranche A Advance, pay to the Facility Agent on account of the Tranche A Lenders commitment fees in the amounts and at the time agreed in the Fees Letter.  The Tranche C Borrower shall, on a Tranche C Advance Utilisation Date, pay to the Facility Agent on account of the Tranche C Lenders commitment fees in the amounts and at the time agreed in the Fees Letter.

11.2        Funding Fee

The Tranche A Borrower shall, on the Tranche A Advance Utilisation Date upon receipt of the proceeds of the Tranche A Advance, pay to the Facility Agent on account of the Tranche A Lenders funding fees in the amounts and at the time agreed in the Fees Letter.  The Tranche C Borrower shall, on a Tranche C Advance Utilisation Date, pay to the Facility Agent on account of the Tranche C Lenders funding fees in the amounts and at the time agreed in the Fees Letter.

11.3        Facility Agent’s fee

The Tranche A Borrower or the Tranche C Borrower, as applicable, shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the time agreed in the Fees Letter or any other agreement setting out the fees agreed between the Facility Agent, the Tranche A Borrower and the Tranche C Borrower (as applicable).

11.4        Security Agent’s Fee

The Tranche A Borrower or the Tranche C Borrower, as applicable, shall pay to the Security Agent (for its own account) an agency fee in the amount and at the time agreed in the Fees Letter or any other agreement setting out the fees agreed between the Security Agent, the Tranche A Borrower and the Tranche C Borrower (as applicable).

11.5        Exclusion of Fees

For the avoidance of doubt (i) any fee referred to in sub-clauses 11.1 and 11.2 above shall not be payable if the Facility with respect to which that fee is payable is not utilised, (ii) the Tranche A Borrower shall not be liable in respect of fees referred to in sub-clause 11.4 above before the Tranche A Advance Utilisation Date and (iii) nothing in this clause 11 affects the liability for payment of professional fees, then remaining unpaid.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12           TAX GROSS UP AND INDEMNITIES

12.1        Definitions

In this Clause 12:

(a)                                  “Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)                                 “Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

(c)                                  “Tax Payment” means either the increase in a payment made by a Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2        Tax gross-up

(a)                                  Each relevant Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 If a Borrower or a Lender is aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment to that Lender. The Facility Agent must then promptly notify the affected Parties.

(c)                                  If a Tax Deduction is required by law to be made by a Borrower or the Facility Agent the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 If a Borrower is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)                                  Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the respective Borrower must deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)                                    Each Lender which is entitled to receive payments from a Borrower at a reduced rate of withholding by virtue of a double taxation treaty shall cooperate in completing any procedural formalities necessary for that Borrower to obtain authorisation to make that payment at a reduced rate of withholding.

12.3        Tax indemnity

(a)                                  Each relevant Borrower shall (within 3 Business Days of a demand by the Facility Agent) pay to a Protected Party an amount equal to any loss or liability which that Protected Party determines will be or has been suffered (directly or indirectly) by that Protected Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)                                 Paragraph (a) above shall not apply to any Tax assessed on a Finance Party under the law of the jurisdiction in which:

(i)                                     that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)                                  that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payments deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)           Paragraph (a) above shall not apply to any Tax assessed on a Finance Party to the extent a loss, liability or cost:

(i)                                     is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(ii)                                  would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of 12.2 (Tax gross-up) applied.

(d)                                 A Protected Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Facility Agent of the event which will give, or has given, rise to the claim and such notice must be accompanied by reasonable particulars of the basis for the claim, following which the Facility Agent shall notify the affected Borrower.

(e)                                  A Protected Party must, on receiving a payment from a Borrower under this Clause 12.3, notify the Facility Agent.

12.4        Tax credit

If a Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)           a Tax Credit is attributable to that Tax Payment; and

(b)           it has used and retained that Tax Credit,

the Finance Party shall pay an amount to the relevant Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by that Borrower.

12.5        Stamp taxes

Each Borrower shall pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration or other similar Taxes or fees payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

12.6        Value added taxes

(a)                                  Any amount payable under a Finance Document by a Borrower is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, that Borrower must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)                                 Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the value added tax or any other Tax of a similar nature.

13           INCREASED COSTS

13.1        Increased costs

(a)                                  Subject to Clause 13.3 (Exceptions), a Borrower shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or its direct or indirect holding company as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return under a Finance Document or on a Finance Party’s (or its direct or indirect holding company’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or its direct or indirect holding company but only to the extent that it is attributable to that Finance Party having entered into any Finance Document, its Commitment and/or funding or performing its obligations under any Finance Document in each case with respect to the Facilities made available to that Borrower.

13.2        Increased cost claims

(a)                                  A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the relevant Borrower.

(b)                                 Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3        Exceptions

(a)                                  Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                  compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)                               compensated for by the payment of the Mandatory Cost; or

(iv)                              attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)                                 In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14           OTHER INDEMNITIES

14.1        Currency indemnity

(a)                                  If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of

(i)            making or filing a claim or proof against that Obligor;

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2        Other indemnities

Each Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                 a failure by that Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 24 (Sharing among the Finance Parties);

(c)                                  funding, or making arrangements to fund, its participation in an Advance requested by that Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by that Finance Party alone); or

(d)                                 an Advance or part of an Advance not being prepaid in accordance with a notice of prepayment given by that Borrower.

14.3        Indemnity to the Agent

(a)                                  Each Borrower shall, within three (3) Business Days of demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)            investigating any event which it reasonably believes is or may be a Default; or

(ii)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

(b)                                 Each Borrower shall, within three (3) Business Days of demand or, in the case of costs and expenses falling within (i) below with respect to documents in agreed form or executed at the time of execution of this Agreement, at the time specified in the Structure Paper, indemnify the Security Agent on a full indemnity basis against all costs and expenses and other liabilities (including legal and out of pocket expenses and any tax or value added tax on such costs and expenses) which the Security Agent reasonably incurs in connection with:

(i)                                     the preparation, negotiation, execution and delivery of the Finance Documents (as provided, in the case of those Finance Documents executed or in agreed form at the time of execution of this Agreement, in the Agreed Costs Schedule and the Structure Paper);

(ii)                                  the execution or purported execution of any rights, powers or discretion in accordance with the Finance Documents;

(iii)                               any payment of stamp duty or stamp duty reserve tax or registration fees in respect of the Security Interests created under the Security Documents;

(iv)                              any actual or proposed amendment or waiver or release or consent requested by that Borrower under or in connection with the Finance Documents;

(v)                                 any discharge or release of a pledge by that Borrower given in the Security Documents; or

(vi)                              the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with and the enforcement (or attempted enforcement) of any Security Interest or any other right in the Finance Documents against that Borrower.

unless such liability or expense has resulted from the gross negligence or wilful misconduct of the Security Agent.

15           MITIGATION BY THE LENDERS

15.1        Mitigation

(a)                                  Each Finance Party shall, in consultation with an affected Borrower, take commercially reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable by that Borrower under or pursuant to, or cancelled pursuant to, any of Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2        Limitation of liability

(a)                                  The affected Borrower referred to in Clause 15.1 shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.3        Conduct of business by a Finance Party

No term of this Agreement will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit; or

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

16           COSTS AND EXPENSES

16.1        Transaction expenses

Each Borrower shall promptly on demand pay the Finance Parties the amount of all costs and expenses (including legal and notarial fees, value added tax, stamp duty and similar taxes and registration fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                  this Agreement and any other documents referred to in this Agreement; and

(b)                                 any other Finance Documents executed after the date of this Agreement,

in respect of both (a) and (b) to the extent, in the amounts and at the times specified in the Structure Paper with respect to such Borrower.

16.2        Amendment costs

If a Borrower requests an amendment, discharge, waiver, release or consent, that Borrower, shall within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3        Enforcement costs

Each Borrower shall, within three (3) Business Days of demand, pay (pro rata on the amount of each Advance made to it) to each Finance Party on a full indemnity basis the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation or exercise of any rights under, any Finance Document against that Borrower.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17                                  REPRESENTATIONS

The Representations set out in this Clause 17 are made by Holding (in respect of itself and if the representation so states its relevant Subsidiaries) on the date of this Agreement and by Bus on the first Tranche A Advance Utilisation Date, provided that these representations, when made by Bus, will be deemed made (a) with respect to the facts and circumstances subsisting at the date of this Agreement and (b) with respect to the facts and circumstances subsisting at the time of the Tranche A Advance Utilisation Date.  Any representations made in any Finance Document or Certificate in relation thereto by Bus and Holding (or their respective directors or officers) with respect to any of their respective Subsidiaries shall be deemed to be made strictly on the basis that Bus or, as the case may be, Holding, (or their respective directors or officers) has made all reasonable enquiries of the finance director and chief executive director of Nordic and accordingly that such representations are made strictly on the basis of the information obtained as a result of such enquiries.  All references in a Finance Document or any Certificate in relation thereto to the awareness or belief or knowledge of Bus or Holding (or their respective directors or officers) or to them (or their respective directors or officers) having made enquiries with respect to any matters shall, if the matters related to any of their respective Subsidiaries, be construed accordingly.  This qualification is intended for the benefit of Nordic and each director of Bus and Holding.

17.1        Status

(a)                                  It is (and each of the Subsidiary Guarantors is) a corporation, duly incorporated and validly existing with limited liability, in each case under the law of its jurisdiction of incorporation.

(b)                                 It and each of the Subsidiary Guarantors has the power to own its assets and carry on its business as it is being conducted.

(c)                                  No administrator, receiver, liquidator or similar official has been appointed with respect to it or any of its assets or any of the Subsidiary Guarantors or such Subsidiary Guarantor’s assets and no petition or proceeding for such an appointment is pending, other than Swedish moratorium proceedings in respect of Bus.

(d)                                 It is acting on its own account when entering into this Agreement and drawing Advances under this Agreement.

17.2        Valid and binding obligations

Each Finance Document to which it is a party is its legally binding, valid and, subject to the Reservations, enforceable obligation.

17.3        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:

(a)                                  conflict with any law or regulation applicable to it;

(b)                                 conflict with its or any of the Subsidiary Guarantors’ respective constitutional documents;

(c)                                  result in the breach or violation of or constitute a default or termination event (however described) under any agreement or instrument (except (i) the Subordinated Notes Indenture and related documents, (ii) the Senior Notes Indenture or related documents, (iii) any other agreements or instruments in respect of any other arrangements with its or any of the Subsidiary Guarantors’ creditors which include by reference, or expressly refers to, any of the terms of the Subordinated Notes Indenture and related documents or the Senior Notes Indenture and related documents or (iv) any other agreement or instrument which by virtue of its terms would, until the date the Restructuring is completed substantially in accordance with the terms of the Binding Restructuring Agreement, but for this paragraph (iv) resulting in a representation made hereunder being untrue the provision of this sub-Clause 17.3(c)) binding upon it or any of the Subsidiary Guarantors or any of its or any of the Subsidiary Guarantor’s assets; or

(d)                                 result in the creation or imposition of any Security Interest upon any of its or any of the Subsidiary Guarantors’ assets other than pursuant to the Finance Documents.

17.4        Power and authority

(a)                                  It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)                                 No limit on its powers will be exceeded as a result of the borrowings, grants of security or giving of Guarantees contemplated by the Finance Documents to which it or any of its Subsidiaries is a party.

17.5        Authorisations:

(a)           All Authorisations required or desirable:

(i)                                     to enable it lawfully to enter into, exercise its respective rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)                                  to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected (as appropriate) and are in full force and effect.

(b)                                 All Authorisations required by it or the Subsidiary Guarantor in connection with the carrying on by it or such Subsidiary Guarantor of its and their respective business in all material respects as it is being conducted have been obtained or effected (as appropriate) and are in full force and effect except authorisations the non-receipt or failure to be in force of which has not had and is not reasonably likely to have a Material Adverse Effect.

17.6        Governing law and enforcement

(a)                                  The choice of English law as the governing law of the Agreement will be recognised and enforced in its jurisdiction of incorporation.

(b)                                 Any judgment obtained in England in relation to the Agreement will be recognised and enforced in its jurisdiction of incorporation.

17.7        Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8        No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarisation or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9        No default

Save for any Event of Default, default or termination event (however described) which may arise under any of the agreements, instruments or documents referred to in paragraphs (i), (ii), (iii) or (iv) of sub-Clause 17.3(c) above:

(a)                                  no Event of Default is continuing or might reasonably be expected to result from the execution of, or the performance of any transaction contemplated by including without limitation the making of any Utilisation, any Finance Document; and

(b)                                 no other event or circumstance is outstanding which constitutes a default or termination event (howsoever described) under any agreement or instrument which is binding on it or any of the Subsidiary Guarantors or to which its (or any of the Subsidiary Guarantors) assets are subject which has had or might have a Material Adverse Effect

17.10      No misleading information

That, having made all reasonable enquiries of the finance director and chief executive of Nordic, and according to the results of such inquiries, (i) all information that has been requested by or on behalf of the Lenders (the “Disclosed Information”) from Bus, or as the case may be, Holding has been disclosed to the Lenders, (ii) the

Disclosed Information (except for financial projections) is accurate in all material respects, (iii) the Disclosed Information is not rendered misleading by the omission of other information, known to Bus or Holding but not disclosed and (iv) the financial projections provided to the Lenders were made in good faith by the directors of Nordic and are based on assumptions which the directors of Nordic believe to be reasonable and appropriate.

17.11      No voluntary proceedings

It has not commenced a voluntary proceeding, nor has an involuntary proceeding been commenced against it, under Chapter 11 of Title 11 of the U.S. Code or any other applicable insolvency or moratorium legislation save for the Restructuring and the Swedish moratorium proceedings to be undertaken by Bus.

17.12      Financial statements

(a)                                  The Relevant Company represents that its most recently prepared consolidated accounts were prepared in accordance with Applicable Accounting Principles consistently applied and give a true and fair view of (if audited) or fairly present (if quarterly unaudited) its consolidated or unconsolidated (as stated in such financial statements) (A) financial condition as at the date to which they were drawn up and (B) results of operations during the period covered.

(b)                                 There has been no Material Adverse Effect to the business or financial condition of the Relevant Company (or the business or consolidated financial condition of the Group taken as a whole) since the later of (i) the Tranche C Advance Utilisation Date and (ii) the last day of the last fiscal quarter in the Relevant Company’s latest completed fiscal year for which interim financial statements have been made available, except as set forth in such interim financial statements (which, for the avoidance of doubt, include Nordic’s announcement of preliminary FY 2005 results, dated May 25, 2005).  For the avoidance of doubt, neither (A) the completion of the Restructuring substantially in accordance with the Binding Restructuring Agreement, or (B) the Swedish moratorium proceedings, litigation in connection with the Subordinated Notes Indenture and/or the Senior Notes Indenture (and documents in relation to those indentures) or matters incidental thereto and the consequences thereof, shall be considered a Material Adverse Effect for the purpose of this paragraph (b).

(c)                                  The financial statements most recently filed with the Commission under cover of Form 6-K have been prepared in accordance with the Applicable Accounting Principles and (if audited) present a true and fair view of or (if quarterly unaudited) fairly present the Relevant Company’s and (if consolidated) its Subsidiaries’ consolidated financial condition as at the date to which they were drawn up, subject in the case of quarterly financial statements to normal year end adjustments.

17.13      Security Interests

Except as permitted by Clause 19.9 (Limitation on Security Interests) no Security Interest exists on the undertaking, property or assets, present or future, of it or any of the Subsidiary Guarantors.

17.14      Ownership of assets

It has, and each of the Subsidiary Guarantors has, good title to or valid leasehold or other valid right to use all its material assets to the extent required to conduct its business as it is being conducted.

17.15      Intellectual Property

(a)                                  It or one or more or the Subsidiary Guarantor owns or has licensed to it or otherwise has adequate rights to use all the Intellectual Property which is material to the operation of the business of the Group save to the extent that the same would not have a Material Adverse Effect.

(b)                                 It and each of the Subsidiary Guarantor has taken all actions (including payment of fees) necessary to maintain in full force and effect any such Intellectual Property referred to in paragraph (a) above owned by it.

(c)                                  In carrying on its business, neither it nor any member of the Group infringes any Intellectual Property rights of any third party in any way which has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 It is not aware of any adverse circumstances relating to validity, subsistence or use of any of its or its Subsidiaries’ Intellectual Property which reasonably be expected to have a Material Adverse Effect.

17.16      Insurances

It and the Subsidiary Guarantors currently have in effect insurances meeting the requirements of Clause 19.5 (Maintenance of Insurance).

17.17      Financial Indebtedness

Except as permitted by Clause 19.6 (Limitation on Financial Indebtedness), it and the Subsidiary Guarantors have no Financial Indebtedness.

17.18      Tax Liabilities

(a)                                  It and each of the Subsidiary Guarantors has paid and discharged all Taxes imposed upon each of them on the day on which this representation is to be made by it under this Agreement within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)                                 Neither it nor any of the Subsidiary Guarantors is overdue in the filing of any Tax returns.

(c)                                  No claims are being or are reasonably likely to be asserted against, and no investigation has been started or threatened (to the best of its knowledge and belief) by any tax authority for assessment periods ending before the date hereof in respect of, it or any of the Subsidiary Guarantors with respect to Taxes which, would have a Material Adverse Effect.

17.19      Employee matters

No labour disputes involving its employees or the employees of any of the Subsidiary Guarantors are current and, to the best of its knowledge and belief, no formal steps (including without limitation convening a meeting or holding a ballot) has been taken to commence a strike or other labour dispute by any thereof, except any disputes which (individually or in the aggregate) has not had and are not reasonably likely to have a Material Adverse Effect.

17.20      Pension schemes and social security obligations

(a)                                  It and each of the Subsidiary Guarantors is in substantial compliance with all applicable laws and contracts relating to labour and social security paid and has all fees required to be paid by it to enable it to participate in the necessary pension schemes and employee benefit plans.

17.21      No proceedings pending or threatened

(a)                                  Save for the Swedish moratorium proceedings, and litigation in connection with the Subordinated Notes Indenture or related documents, and/or the Senior Notes Indenture or related documents, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, and no regulatory enquiry involving it or any of the Subsidiary Guarantors, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of the Subsidiary Guarantors.

(b)                                 It is, and the Subsidiary Guarantors are, in compliance in all material respects with all laws, regulations, statutes, judgements, orders, licences, permits and governmental and regulatory consents applicable to it, any of the Subsidiary Guarantors or any of its or their assets, except for any instances of non compliance which is not reasonably likely to have a Material Adverse Effect.

17.22      Environmental

(a)                                  It and each of the Subsidiary Guarantors has performed and observed in all material respects all Environmental Law, all material terms and conditions of all Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by it or any of the Subsidiary Guarantors or on which it or any of the Subsidiary Guarantors has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

(b)                                 No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against it or any of the Subsidiary Guarantors where that claim would be reasonably likely, if determined against it or such Subsidiary Guarantor, to have a Material Adverse Effect.

17.23      Centre of main interests and establishments

For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

17.24      Repetition

(a)                                  The Repeating Representations are deemed to be made by the relevant Borrower on the date of each Utilisation Request for an Advance to be made to that Borrower, each Utilisation Date for an Advance to be made to that Borrower, and the first day of each Interest Period for an Advance to be made to that Borrower.

(b)                                 The representations contained in clause 17.12(b) (Material Adverse Effect) shall be repeated by the Tranche A Borrower on the Tranche A Advance Utilisation Date.

(c)                                  When a representation is repeated it is applied to the circumstances existing at the time of the repetition save to the extent expressly stated otherwise.

18           INFORMATION UNDERTAKINGS

18.1        Provision of Financial Information

(a)                                  Whether or not it is required by the Commission, the Relevant Company shall provide to the Facility Agent within the time periods specified in the Commission’s rules and regulations (unless otherwise noted):

(i)                                     within 120 days after the end of its then-applicable fiscal year all annual financial statements that would be required in a filing with the Commission on Form 20-F (including an “Operating and Financial Review and Prospects” section, and with respect to the annual financial statements only, a report thereon by the Relevant Company’s certified independent auditors) (save for annual financial statements in respect of fiscal year ending in February 2005 which will be delivered immediately upon them becoming available);

(ii)                                  within the time period specified in the Commission’s rules and regulations, all quarterly financial information that would be required to be contained in a filing with the Commission on Form 10-Q if the Relevant Company were required to file that form (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, except that such information will only be prepared in accordance with generally accepted accounting principles in Sweden); and

(iii)                               all current reports that would be required to be furnished to the Commission on Form 6-K if the Relevant Company were required to furnish that form.

(b)                                 If the Relevant Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations or Operating and Financial Review and Prospects section, of the financial condition and results of operations of the Relevant Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Relevant Company.

(c)                                  Whether or not required by the Commission, the Relevant Company will file a copy of all of the information and reports referred to in paragraphs (a) except for the report specified in (a)(ii) and (b) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

(d)                                 Delivery of such reports, information and documents to the Facility Agent is for informational purposes only and the Facility Agent’s receipt of such shall not constitute constructive notice to the Facility Agent or any Lender of any information contained therein or determinable from information contained therein, including the Relevant Company’s compliance with any of its covenants hereunder (as to which the Facility Agent and each Lender is entitled to conclusively rely exclusively on Compliance Certificates and Officer’s Certificates).  The Facility Agent shall not be required to review any documents submitted to it pursuant to this clause 18 or assess its compliance with this Agreement or any other rule or legal requirement.

18.2        Statement by Officers as to Default; Compliance Certificates

(a)                                  The Relevant Company will deliver to the Facility Agent, within 60 days after the end of each fiscal year of the Relevant Company ending after the date hereof a Compliance Certificate signed by its principal executive officer, principal financial officer or principal accounting officer, stating whether or not to the best knowledge of the signatory thereof after due enquiry, the Relevant Company is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement, and if the Relevant Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

(b)                                 The Relevant Company shall deliver to the Facility Agent, as soon as possible and in any event within 15 days after the Relevant Company becomes aware of the occurrence of a Default or an Event of Default, a Compliance

Certificate setting forth the details of such Default or Event of Default, and the action which the Relevant Company proposes to take with respect thereto.

18.3        Auditors

If the Facility Agent wishes to discuss the financial position of any member or members of the Group with the Auditors, the Facility Agent shall notify the Relevant Company, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors, and the Relevant Company shall authorise and instruct the Auditors (at the expense of the Relevant Company) to discuss the financial position of each member of the Group with the Facility Agent and to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request.

18.4        “Know your Client” checks

(a)           If:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                  any change in the status of an Obligor after the date of this Agreement; or

(iii)                               a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                 Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19                                  COVENANTS

19.1        Payment of Principal, Premium and Interest

The Relevant Company will duly and punctually pay the principal of (and premium, if any) and interest and any other amounts due, and payable by it under the Finance Documents in accordance with the terms of the Finance Documents.

19.2        Existence

Subject to Article 8 of the Senior Notes Indenture, the Relevant Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights (charter and statutory) and franchises; provided, however, that the Relevant Company shall not be required to preserve any such right or franchise if its board of directors in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Relevant Company or its Subsidiaries, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Lenders.

19.3        Maintenance of Properties

The Relevant Company shall cause all properties used or useful in the conduct of its business or the business of any Restricted Subsidiary of the Relevant Company to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Relevant Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Clause shall prevent the Relevant Company or Nordic from discontinuing the operation or maintenance of any of such properties if such discontinuance is, as determined by its board of directors of the Relevant Company or Nordic in good faith, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Lenders.

19.4        Payment of Taxes and Other Claims

The Relevant Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Relevant Company or any of its Restricted Subsidiaries or upon the income, profits or property of the Relevant Company or any of its Restricted Subsidiaries, and (ii) all lawful claims for labour, materials and supplies which, if unpaid, might by law become a lien upon the property of the Relevant Company, or any of its Restricted Subsidiaries; provided, however, that the Relevant Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

19.5        Maintenance of Insurance

The Relevant Company shall, and shall cause its Restricted Subsidiaries to, keep insurance with insurers believed by the Relevant Company to be responsible of such type and in such amounts as the Relevant Company reasonably believes are customary for similar companies.

19.6        Limitation on Financial Indebtedness

(a)                                  The Relevant Company shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Financial Indebtedness (including Acquired Debt), and the Relevant Company will not issue any Disqualified Share Capital; provided, however, that if no Default or Event of Default will have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Financial Indebtedness or the issuance of any such Disqualified Share Capital (or if such Event of Default does exist, such Event of Default is cured concurrently with such Incurrence or issuance, as the case may be), (i) the Relevant Company and any of its Restricted Subsidiaries may incur Financial Indebtedness or issue Disqualified Share Capital, and (ii) any Subsidiary Guarantor, other than Swebus Busco AB, may incur Financial Indebtedness if such Financial Indebtedness is (a) Financial Indebtedness represented by a Revolving Credit Facility, (b) Financial Indebtedness represented by Capital Lease Obligations, (c) Financial Indebtedness represented by purchase money obligations or (d) Acquired Debt, in the case of both of (i) and (ii) if the Fixed Charge Coverage Ratio for the Relevant Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Financial Indebtedness is Incurred or such Disqualified Share Capital is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Financial Indebtedness had been incurred, or the Disqualified Share Capital had been issued, as the case may be, at the beginning of such four-quarter period. In computing the Fixed Charge Coverage Ratio for the purpose of this Clause (a), the Relevant Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements based on the books and records of the Relevant Company for the remaining portion of such period. The Relevant Company will be permitted to rely in good faith on the financial and other data derived from its books and records that are available on the date of determination in preparing such unaudited financial statements. If the Relevant Company or its Restricted Subsidiaries incurs Financial Indebtedness that, at the time of Incurrence, would in the good faith determination of the Relevant Company or its Restricted Subsidiaries be permitted under the requirements of this Agreement, such Financial Indebtedness will be deemed to have been Incurred in compliance with this Agreement notwithstanding any adjustments made in good faith to the Relevant Company’s financial statements after such Financial Indebtedness is incurred which effect the Fixed Charge Coverage Ratio for any period; provided, however, that any such adjustments will be taken into account in computing the Fixed Charge Coverage Ratio in respect of any subsequent Incurrence of Financial Indebtedness.

(b)                                 Subject to clauses (c) and (d) below, so long as no Default or Event of Default will have occurred and be continuing or would be caused thereby, Clause (a) of this clause will not prohibit the incurrence of any of the following items of Financial Indebtedness (collectively, “Permitted Debt”):

(i)                                     the incurrence by Nordic of Financial Indebtedness represented by the Notes and Financial Indebtedness of Subsidiary Guarantors (except Nordic) pursuant to the Note Guarantees;

(ii)                                  the incurrence by the Relevant Company and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Financial Indebtedness (other than intercompany Financial Indebtedness between or among the Relevant Company and any of its Restricted Subsidiaries) that was permitted by this Agreement to be incurred pursuant to this Clause 19.6;

(iii)                               the incurrence by the Relevant Company or any Subsidiary Guarantor of intercompany Financial Indebtedness between or among the Relevant Company, Nordic and any of its respective Wholly Owned Restricted Subsidiaries; provided, however that (i) if the Relevant Company or a Subsidiary Guarantor is the obligor of such Financial Indebtedness, such Financial Indebtedness shall be expressly subordinated to the prior payment in full in cash of all the Obligations in respect of the Notes; and (ii) (a) any subsequent issuance or transfer of Equity Interests that results in any such Financial Indebtedness being held by a Person other than the Relevant Company, Nordic or a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor and (b) any sale or other transfer of any such Financial Indebtedness to a Person that is not either the Relevant Company or a Wholly Owned Subsidiary that is a Subsidiary Guarantor thereof; shall be deemed, in each case, to constitute an incurrence of such Financial Indebtedness by the Relevant Company or such Subsidiary, as the case may be, that was not permitted by this Clause 19.6(b)(iii) (Limitation on Financial Indebtedness);

(iv)                              the incurrence by the Relevant Company or any of its Restricted Subsidiaries of Hedging Obligations (i) that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Financial Indebtedness, or fixing or hedging foreign currency exchange rate risk with respect to any Financial Indebtedness, in each case that is permitted by the terms of this Agreement to be outstanding or (ii) that are incurred for the purpose of fixing or hedging fuel price risk incurred in the ordinary course of business provided that if, in accordance with GAAP, such incurrence must be recorded as a liability in the balance sheet of the Relevant Company or its Restricted Subsidiaries, the aggregate liability under the Hedging Obligations so recorded shall not exceed EUR 15,000,000 at any time;

(v)                                 the guarantee by the Relevant Company or Nordic of Financial Indebtedness of a Restricted Subsidiary of the Relevant Company that was permitted to be incurred by another paragraph of this Clause 19.6;

(vi)                              the incurrence by the Relevant Company or any Subsidiary Guarantor of additional Financial Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Financial Indebtedness incurred pursuant to this paragraph (vi), not to exceed SEK 245,000,000;

(vii)                           in respect of the Relevant Company or its Restricted Subsidiaries the accrual of interest, the accretion or amortization of original issue discount, the capitalization of interest, the payment of interest on any Financial Indebtedness in the form of additional Financial Indebtedness with the same terms as the Financial Indebtedness on which such interest accrued, and the payment of dividends on Disqualified Share Capital in the form of additional shares of the same class of Disqualified Share Capital, provided, in each such case, that the amount thereof is included in Fixed Charges of the Relevant Company or Nordic as accrued;

(viii)                        the incurrence of Financial Indebtedness by the Relevant Company or any of its Restricted Subsidiaries representing or comprising Obligations under performance and surety bonds provided by the Relevant Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ix)                                the incurrence of Financial Indebtedness by the Relevant Company or any of its Restricted Subsidiaries represented by letters of credit, bankers’ acceptances, surety bonds, performance bonds or similar instruments for the account of the Relevant Company or such Restricted Subsidiary, as the case may be, in order to provide for security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(x)                                   the incurrence of Financial Indebtedness by the Relevant Company or any of its Restricted Subsidiaries arising from agreements either providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case incurred or assumed in connection with the disposition of any business or assets of the Relevant Company or a Restricted Subsidiary of the Relevant Company or the disposition of a Restricted Subsidiary, other than Guarantees of Financial Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided, however, that the maximum assumable liability in respect of all such Financial Indebtedness will at no time exceed the gross proceeds actually received by the Relevant Company and its Restricted Subsidiaries in connection with such disposition;

(xi)                                intragroup Financial Indebtedness represented by the Subordinated Shareholder Loan, the Nordic Inter-Company Loan, the Limited Recourse Note, the Bus-Nordic Loan and the Intragroup Capital Contribution or such other intragroup Financial Indebtedness as may arise as a consequence of the actions specified in the Structure Paper; and

(xii)                             Financial Indebtedness owed by Bus in respect of the Subordinated Notes, as adjusted or varied in accordance with the terms of the Subordinated Notes Indenture and/or by any order handed down by a court of competent jurisdiction.

(c)                                  Notwithstanding (a), and (b) above, from the date of this Agreement, (i) Holding shall not be permitted to incur any Financial Indebtedness, save for its Utilisation of the Tranche C Facility in accordance with the terms of this Agreement and (ii) Bus shall not be permitted to incur any Financial Indebtedness, save for utilisation of the Tranche A Facility and any cost and expenses arising in connection with the Restructuring.

(d)                                 If any Non-Recourse Debt of an Unrestricted Subsidiary ceases to be Non-Recourse Debt, such event will be deemed to constitute an incurrence of Financial Indebtedness by a Restricted Subsidiary of the Relevant Company.

(e)                                  For purposes of determining compliance with this Clause 19.6, in the event that an item of proposed Financial Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Clauses (i) through (xi) above, or is entitled to be incurred pursuant to paragraph (a) of this Clause 19.6, the Relevant Company (i) will be permitted to classify such item of Financial Indebtedness on the date of its incurrence in any manner that complies with this Clause 19.6 and (ii) may from time to time reclassify such item of Financial Indebtedness in any manner that complies with this Clause 19.6, in each case without duplication.

(f)                                    For purposes of determining compliance with any Swedish Kronor denominated restriction on the incurrence of Financial Indebtedness denominated in another currency, the SEK principal amount of all Financial Indebtedness will be calculated in accordance with the best exchange rate obtainable by the Relevant Company based on the relevant currency exchange rate in effect on the date of such incurrence; provided that, if any Financial Indebtedness denominated in a currency other than SEK is subject to a currency hedging agreement covering all principal, premium, if any, and interest payable on such Financial Indebtedness, the amount of such Financial Indebtedness expressed in SEK will be as provided in such currency hedging agreement. The principal amount of any Financial Indebtedness incurred to refinance other Financial Indebtedness, if incurred in a different currency from the Financial Indebtedness being refinanced, will be calculated in accordance with the best exchange rate obtainable by the Relevant Company rate in effect on the date of such refinancing applicable to the currencies in which such respective Financial Indebtedness is denominated.

19.7        Limitation on Restricted Payments

(a)                                  The Relevant Company shall not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)                                     declare or pay any dividend or make any other payment or distribution on account of or with respect to the Relevant Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Relevant Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Relevant Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Share Capital) of the Relevant Company or payable to the Relevant Company or Nordic by a Wholly Owned Restricted Subsidiary of the Relevant Company or Nordic to another Wholly Owned Restricted Subsidiary of the Relevant Company that is a Subsidiary Guarantor);

(ii)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Relevant Company or any of its Restricted Subsidiaries) any Equity Interests of the Relevant Company or of any direct or indirect parent of the Relevant Company or of any Restricted Subsidiary of the Relevant Company or of any Unrestricted Subsidiary of the Relevant Company (other than any Equity Interests of any Restricted Subsidiary owned by the Relevant Company or any Wholly Owned Restricted Subsidiary of the Relevant Company that is a Subsidiary Guarantor);

(iii)                               make any payment on account of or with respect to, or purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value any Financial Indebtedness that is subordinated in right of payment to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(iv)                              make any Restricted Investment (all such payments and other actions set forth, but not excluded from, in Clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)                              no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(B)                                the Relevant Company or any of its Restricted Subsidiaries would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least SEK 1.0 of additional Financial Indebtedness pursuant to the Fixed Charge Coverage

Ratio test set forth in paragraph (a) of Clause 19.6 (Limitation on Financial Indebtedness); and

(C)                                such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Relevant Company and its Restricted Subsidiaries after the date of this Agreement (excluding Restricted Payments permitted by paragraphs (b)(ii), (b)(iii) and (b)(v) of this Clause, but including Restricted Payments permitted by Clauses (b)(i) and (b)(iv), of this Clause, is less than the sum, without duplication, of:

(I)                                    50% of the Consolidated Net Income of the Relevant Company for the period (taken as one accounting period) from the date of this Agreement to the end of the Relevant Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(II)                                100% of the aggregate net cash proceeds received by the Relevant Company and its Subsidiaries since the date of this Agreement as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Relevant Company (other than Disqualified Share Capital) or from the issue or sale of convertible or exchangeable Disqualified Share Capital or convertible or exchangeable debt securities of the Relevant Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Share Capital or debt securities) sold to a Subsidiary of the Relevant Company) and excluding any such proceeds to the extent used to redeem Notes, plus

(III)                            to the extent that any Restricted Investment that was made after the date of this Agreement is sold for Cash Equivalents or otherwise liquidated or repaid for Cash Equivalents, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

(b)                                 So long as (x) no Default or Event of Default has occurred and is continuing and (y) no notification thereof has been given to the relevant Borrower by the Security Agent (such notification being deemed ineffective if the Event(s) of Default on which it is based have been waived or cured), the preceding provisions will not prohibit and the requirements of paragraphs (A) to (C) above shall not apply to:

(i)                                     the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement ;

(ii)                                  payments of dividends or distributions in order to provide funds to pay amounts required to be paid by the Relevant Company or any of its Subsidiaries in connection with its reporting obligations under United States federal securities laws or amounts required by Bus or Holding to pay costs associated with its activities as a holding company, provided that such amounts have actually been incurred by Bus or Holding, as the case may be, or are expected to be incurred within 7 days of such payment and provided further that such amounts do not exceed an aggregate of SEK 10,000,000 in any financial year;

(iii)                               payments of dividends or distributions, or redemption of share capital, or payments or prepayments of amounts due or outstanding under the Subordinated Shareholder Loan, the Intragroup Capital Contribution and the Nordic Inter-Company Loan, in an aggregate amount of up to the value of all Cash Interest payments required to be made in respect of the Tranche A Advance and the Tranche C Advances, to be applied to the Cash Interest balance outstanding or in the repayment of the principal amount of the relevant Advance that represents Cash Interest that has been capitalised (whether relating to the then current interest period or any prior interest period in which Cash Interest was not paid when due), provided that (in the case of a payment of Cash Interest) no such payment may be made by the Relevant Company or any Restricted Subsidiary more than 7 days in advance of the date on which Cash Interest payments on the Tranche A Advance or any Tranche C Advance are made in accordance with their terms;

(iv)                              the redemption, repurchase, retirement, defeasance or other acquisition of any of its subordinated Financial Indebtedness of the Relevant Company or any of its Restricted Subsidiary or of any Equity Interests of the Relevant Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Relevant Company) of, Equity Interests of the Relevant Company (other than Disqualified Share Capital); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from (a)(iv)(C)(II) above;

(v)                                 the defeasance, redemption, repurchase or other acquisition of any Financial Indebtedness of the Relevant Company and its Restricted Subsidiaries that is subordinated in right of payment to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(vi)                              the defeasance, redemption, prepayment, decrease, repurchase or acquisition of the Subordinated Shareholder Loan, the Intragroup Capital Contribution, the Nordic Inter-Company Loan, the Bus-Nordic

Loan and the Limited Recourse Note or the payment of any interest thereon;

(vii)                           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Relevant Company or any Restricted Subsidiary of the Relevant Company held by (i) any member of the Relevant Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock or share option agreement in effect as of the date of this Agreement or (ii) any employee of the Relevant Company or any of its Restricted Subsidiaries upon the retirement of any such employee; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed SEK 10,000,000 in any twelve month period;

(viii)                        other Restricted Payments in an aggregate amount not to exceed SEK 20,000,000;

(ix)                                the payment of any dividends, distributions or contributions of up to 50% of Free Cash Flow in excess of the sum of SEK 100,000,000 and amounts paid in respect of the Intragroup Capital Contribution under paragraph (iii) hereof, in any given fiscal year;

(x)                                   any such further distribution by Nordic and Holding, of Excess Proceeds (as defined in Clause 19.12(d)) as may be permitted hereunder;

(xi)                                any payment or distribution to be made by Nordic in respect of the Intragroup Capital Contribution;

(xii)                             any payment or distribution to be made by any Restricted Subsidiary to the Relevant Company in respect of the principal amount of the Financial Indebtedness incurred by the Relevant Company under this Agreement; and

(xiii)                          any payment to Bus in respect of the Intragroup Capital Contribution for the purpose of meeting costs and expenses incurred by Bus in defending any litigation brought against it arising out of the action taken by it in commencing the Reorganisation (together with any other costs and expenses attributable to any delays occurring as a result of such litigation) in circumstances where:

(A)                              any contingency amounts available to it for funding such costs have been exhausted or already set aside in respect of such costs and expenses previously incurred; and

(B)                                Nordic has been requested, and has declined, to provide the requisite funding,

provided that such payments shall not exceed EUR 1,000,000 less the contingency amounts reference in preceding sub-paragraph (A).

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Relevant Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Clause will be determined by the board of directors of the Relevant Company, or Nordic (in respect of any other Restricted Subsidiaries) whose resolution with respect thereto (or an Officer’s Certificate certifying such determination of the board of directors) will be delivered to the Facility Agent. The board of directors’ determination must be based upon an opinion or appraisal issued by an appraisal or investment banking firm of international standing if the fair market value exceeds SEK 400,000,000. Not later than the date of making any Restricted Payment in an amount in excess of SEK 40,000,000, the Relevant Company will deliver to the Facility Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Clause 19.7 were computed.

In computing Consolidated Net Income of the Relevant Company for the purpose of the (a)(iv)(C)(I) above, the Relevant Company will use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements based on the books and records of the Relevant Company for the remaining portion of such period. The Relevant Company or any of its Restricted Subsidiaries will be permitted to rely in good faith on the financial and other data derived from its books and records that are available on the date of determination in preparing such unaudited financial statements. If the Relevant Company or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of it, would in the good faith determination of the Relevant Company or any of its Restricted Subsidiaries be permitted under the requirements of this Agreement, such Restricted Payment will be deemed to have been made in compliance with this Agreement notwithstanding any adjustments made in good faith to the Relevant Company’s financial statements after such Restricted Payment is made which effect Consolidated Net Income of the Relevant Company for any period; provided, however, that any such adjustments will be taken into account in computing Consolidated Net Income in respect of any subsequent Restricted Payment.

19.8        Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

(a)                                  The Relevant Company shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(i)                                     pay dividends or make any other distributions on its Share Capital or with respect to any other interest or participation in, or measured by, its profits or reserves, to the Relevant Company or any of the Relevant Company’s Restricted Subsidiaries, or pay any indebtedness owed to the Relevant Company or any of the Relevant Company’s Restricted Subsidiaries;

(ii)                                  make loans or advances to the Relevant Company or any of the Relevant Company’s Restricted Subsidiaries; or

(iii)                               transfer any of its properties or assets to the Relevant Company or any of the Relevant Company’s Restricted Subsidiaries.

(b)                                 However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i)                                     the Senior Notes Indenture, existing Financial Indebtedness, the Security Documents, the Notes, the Subordinated Notes and the Senior Notes Indenture Security Documents;

(ii)                                  applicable law;

(iii)                               any instrument governing Financial Indebtedness or Share Capital of a Person acquired by a Relevant Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Financial Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Financial Indebtedness, such Financial Indebtedness was permitted by the terms of this Agreement to be incurred;

(iv)                              customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with then current industry practices;

(v)                                 purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the transfer or encumbrance of the property so acquired;

(vi)                              any agreement for sale or other disposition of a Restricted Subsidiary that restricts distributions or transfers or assets by such Restricted Subsidiary pending the consummation or such sale or other disposition; and

(vii)                           Security Interests securing Financial Indebtedness otherwise permitted to be incurred pursuant to Clause 19.9 (Limitation on Security Interests) that limit the right of the Relevant Company or any of its Restricted Subsidiaries to dispose of the assets subject to such encumbrance.

19.9        Limitation on Security Interests

(a)                                  The Relevant Company shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Security Interests of any kind securing Financial Indebtedness, Attributable Debt or trade payables on any property or asset now owned or hereafter acquired, except Permitted Security Interests.

(b)                                 Unless and until the Senior Notes Trustee confirms to the Security Agent that it has taken possession of the Collateral and that such Collateral has been perfected under local laws, neither the Relevant Company nor any of its Subsidiaries can incur any debt secured by pledges expressed to be senior to, or pari passu with, the security then existing in favour of the Notes provided that this limitation does not apply to any Security Interest created in relation to the Notes the Subordinated Shareholder Loan and provided further that this limitation does not apply to any Permitted Security Interest falling within paragraphs (b), (h), (j) to (n) and (q) of the definition of Permitted Security Interests.

19.10      Limitation on Sale and Leaseback Transactions

The Relevant Company shall not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transactions; provided that the Relevant Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

(a)           the Relevant Company or its Restricted Subsidiaries could have:

(i)                                     incurred Financial Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in Clause (a) of Clause 19.6 (Limitation on Financial Indebtedness); and

(ii)                                  incurred a Security Interest to secure such Financial Indebtedness pursuant to Clause 19.9 (Limitation on Security Interests);

(b)                                 the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the board of directors of the Relevant Company or Nordic and set forth in an Officers’ Certificate delivered to the Facility Agent, of the property that is the subject of such Sale and Leaseback Transaction; and

(c)                                  the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Relevant Company applies the proceeds of such transaction in compliance with Clause 19.12 (Limitations on Certain Asset Sales).

19.11      Limitation on Transactions with Affiliates and Related Persons

(a)                                  The Relevant Company shall not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i)                                     such Affiliate Transaction is on terms that are no less favourable to the Relevant Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s length basis by the Relevant Company or such Restricted

Subsidiary with a Person which is not an Affiliate of the Relevant Company or such Restricted Subsidiary; and

(ii)                                  the Relevant Company delivers to the Facility Agent:

(A)                              with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of SEK 100,000,000, an opinion in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) (acting reasonably) as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an appraisal or investment banking firm of international standing.

(B)                                with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of SEK 10,000,000, a resolution of its board of directors, certified in an Officers’ Certificate, resolving that such Affiliate Transaction complies with this Clause and that such Affiliate Transaction has been approved by a majority of the disinterested members of its board of directors; and

(iii)                               Notwithstanding Clauses 19.6 to 19.11 inclusive and Clause 19.12, the Relevant Company or any of its Restricted Subsidiaries may enter into any Affiliate Transaction in connection with the Restructuring, including, without limitation, transactions related to the Notes, the Subordinated Shareholder Loan, the Limited Recourse Note, the Intragroup Capital Contribution, activities as set out in the Agreed Costs Schedule, the Structure Paper and this Agreement, without complying with the preceding provisions.

(b)                                 The following items will not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of paragraph (a) of this Clause:

(i)                                     reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Relevant Company or any Restricted Subsidiary of the Relevant Company in the ordinary course of business and consistent with the past practice of the Relevant Company or such Restricted Subsidiary and reasonable fees and compensation and in respect of the Management Services Agreement, all as determined in good faith by the Relevant Company’s board of directors or senior management;

(ii)                                  transactions exclusively between or among the Relevant Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement ; and

(iii)                               Restricted Payments that are not “Permitted Investments” and that are permitted by Clause 19.7 (Limitation on Restricted Payments).

19.12      Limitation on Certain Asset Sales

(a)                                  The Relevant Company shall not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)                                     the Relevant Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed;

(ii)                                  such fair market value is determined in good faith by the Relevant Company’s or Nordic’s board of directors and evidenced by a resolution of the Relevant Company’s or its Nordic’s board of directors set forth in an Officers’ Certificate delivered to the Facility Agent;

(iii)                               at least 75% of the consideration therefor received by the Relevant Company or such Restricted Subsidiary is in the form of Cash Equivalents and is received at the time of such issuance, sale or disposition. For purposes of this provision, each of the following will be deemed to be Cash Equivalents:

(A)                              any liabilities (as shown on the Relevant Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Relevant Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Relevant Company or such Restricted Subsidiary from such liabilities;

(B)                                any securities, notes or other obligations received by the Relevant Company or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted within 30 days by the Relevant Company or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received in that conversion); and

(C)                                such Asset Sale is made in compliance with the Security Documents or, in the case of pledged assets, with the consent of the Security Agent as applicable.

(b)                                 Notwithstanding the foregoing, the Relevant Company (or the Restricted Subsidiary, as the case may be) may consummate an Asset Sale with respect to a bus which is then subject to a Residual Value Guarantee provided that (a) the Relevant Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the then applicable Specified Residual Value for such bus, (b) 100% of the consideration therefor received by the Relevant Company or such Restricted Subsidiary is in the form of Cash Equivalents and is received at the time of such sale or disposition and (c) such Asset Sale is made in compliance with the Security Documents or, in the case of pledged assets, with the consent of the Security Agent as applicable.

(c)                                  Within 360 days after receipt of any Net Proceeds from an Asset Sale, the Relevant Company will apply, or cause such Restricted Subsidiary to apply, such Net Proceeds at its option to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in a Permitted Business (“Replacement Assets”). Pending the final application of any such Net Proceeds, the Relevant Company may temporarily reduce revolving credit borrowings of the Relevant Company or of any of its Subsidiaries or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement.

(d)                                 Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph (c) will be deemed to constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds SEK10,000,000, such Excess Proceeds will be applied to the redemption of the Notes on the 361st day after an Asset Sale (the “Asset Sale Payment Date”) (or on the next day that is the last day of an Interest Period provided that such next day is less than ninety (90) days after the Asset Sale Payment Date) in accordance with Article 1014(4) of the Senior Notes Indenture.

(e)                                  Any Excess Proceeds that are not applied towards the redemption of the Notes in the manner described in paragraph (d) above may be applied towards prepayment of any amount then outstanding under the Facility (subject to the provisions of sub-clause 7.11).  Any prepayment to be made hereunder shall be made after each Borrower has served a written notice on the Lenders of its intention to prepay the Facility 10 Business Days prior to the date of prepayment.  If the Lenders do not object to the Borrower’s intention to prepay the Facility in writing before the proposed prepayment date, the relevant Borrower will prepay the amount owing by it under the Facility on the proposed prepayment date, (or on the next day that is the last day of an Interest Period).  If the Lenders object to the proposed prepayment in writing prior to the proposed prepayment date, then the relevant Borrower shall not be entitled to make any prepayment of the Facilities.  Upon the service of a notice or notices by the relevant Borrower under this paragraph (e), the amount of Excess Proceeds will be reset at zero.

19.13      Limitation on Sales and Issuances of Equity Interests in Restricted Subsidiaries

(a)                                  The Relevant Company shall not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose, directly or indirectly, of any Equity Interests (other than Share Capital constituting directors’ qualifying shares) in any Restricted Subsidiary of the Relevant Company to any Person (other than the Relevant Company or a Wholly Owned Restricted Subsidiary of the Relevant Company, provided that any such Equity Interest is pledged to the Security Agent pursuant to an effective and perfected security interest at the time of such transfer, conveyance, sale, lease or other disposition), unless:

(i)                                     such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Clause 19.12 (Limitation on Certain Asset Sales),

(ii)                                  immediately after giving effect to such transfer, conveyance, sale or other disposition such Restricted Subsidiary would no longer constitute a Subsidiary or is designated as an Unrestricted Subsidiary, the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with Clause 19.12 (Limitation on Certain Asset Sales), and any remaining Investment in such Person would have been permitted to be made under Clause 19.7 (Limitation on Restricted Payments) if made on the date of such transfer, conveyance, sale or other disposition, or

(iii)                               a sale of the type described in the proviso to the definition of ‘Sale and Leaseback Transaction”.

(b)                                 In addition, the Relevant Company will not permit any Restricted Subsidiary of the Relevant Company to issue any of its Equity Interests (other than, if necessary, shares of its Share Capital constituting directors’ qualifying shares) to any Person other than to the Relevant Company or a Wholly Owned Restricted Subsidiary of the Relevant Company that is a Subsidiary Guarantor) or permit any Person (other than the Relevant Company or a Wholly Owned Restricted Subsidiary of the Relevant Company that is a Subsidiary Guarantor) to own any Preferred Shares of any Restricted Subsidiary of the Relevant Company.

19.14      Waiver of Certain Covenants

The Relevant Company may omit in any particular instance to comply with any covenant or condition set forth in Clauses 19.2 (Existence) to 19.13 (Limitation on Sales and Issuances of Equity Interests in Restricted Subsidiaries) and also information undertakings, as set out in Clause 18 if before the time for such compliance the Majority Lenders either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Relevant Company and the duties of the Facility Agent in respect of any such covenant or condition shall remain in full force and effect.

19.15      Designation of Restricted and Unrestricted Subsidiaries

(a)                                  The board of directors of the Relevant Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Relevant Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under paragraph (a) of Clause 19.7

(Limitation on Restricted Payments) or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Relevant Company’s board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not result in a Default.

(b)                                 Any designation pursuant to this Clause 19.15 by the Relevant Company’s board of directors will be evidenced to the Facility Agent by the prompt filing with the Facility Agent of a certified copy of the resolution of such board of directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

19.16      Permitted Activities and Amendment of Security Documents

The Relevant Company shall not engage in any business activity other than, acting as a direct holding companies of its Subsidiaries, including activities being undertaken on the date of this Agreement that are ancillary to such role. The Relevant Company shall not Incur any material liabilities not directly related to such activities other than the Incurrence of Financial Indebtedness in accordance with the terms of this Agreement.

The Relevant Company will not, and will not permit any Subsidiary Guarantor to, amend any of the Security Documents in a manner adverse to the interests of the Lenders.

19.17      Advances to Subsidiaries

All advances to Restricted Subsidiaries made by the Relevant Company or Nordic after the date of this Agreement will be evidenced by intercompany notes or loan agreements in favour of the Relevant Company or Nordic. Each intercompany note will be issued and each intercompany loan agreement will be executed by the relevant Restricted Subsidiary of the Relevant Company or Nordic in favour of the Relevant Company to evidence advances by the Relevant Company or Nordic and will provide that such advances will be payable upon demand.

19.18      Covenants: Overriding Exceptions

Notwithstanding the limitations set out in this clause 19, and any similar restrictions in another Finance Document, for the purposes of the Finance Documents, the Relevant Company and any of its Subsidiaries:

(a)                                  shall be permitted to take any action, incur any debt, grant any security, dispose of any asset or claim or make any payment, transfer or transaction set out in the Agreed Costs Schedule and/or the Structure Paper, including taking all actions and steps necessary to complete and perform the same; and

(b)                                 shall not be required to notify the Security Agent of any actions taken in respect of Security Interests which does not affect the Security Interests held by the Security Agent on behalf of the Relevant Lenders and which has been notified to the Senior Notes Trustee.

19.19      Release

Without prejudice to the obligations of any Obligor under the Finance Documents, each party to this Agreement hereby irrevocably releases, waive s and discharges each of the other parties hereto and their Affiliates and every other company in the Group, each of those parties’ Representatives and the Released Persons from any and all claims (other than a claim for any loss caused by fraud or wilful misconduct) in connection with their investment and/or shareholdings in the Group or any securities or debt issued by the Group other than any claim for failure to perform the obligations set out in any Finance Document, and that any New Lender who becomes a party to this Agreement will do so subject to the terms of this Clause.  Each Affiliate of a party to this Agreement, each member of the Group and each of those persons’ Representatives and Released Persons shall be entitled to enforce this Clause 19.19 directly under the Contracts (Rights of Third Parties) Act 1999.

19.20      Additional documents

In respect of a Utilisation of a Facility pursuant to this Agreement the relevant Borrower shall provide the relevant documents to the Facility Agent at the time and in the manner set out in Part II of Schedule 2 to this Agreement.

19.21      Additional Lender Covenant

(a)                                  Each Lender (including any New Lender) undertakes to the Controlling Shareholders (as defined in the Binding Restructuring Agreement) that, in the circumstances specified in paragraph (b) below, it shall pay to Goldman Sachs 5/8 and to Schoyen 3/8 of all Recovered Amounts (as defined below).

(b)                                 The circumstances referred to in Paragraph (a) are:

(i)                                     that Bus and/or Nordic has entered into an insolvency procedure;

(ii)                                  that all or part of the amounts paid to the Controlling Shareholders or their nominees by Bus and/or Nordic in connection with the Restructuring are required to be repaid by any insolvency officer, court or other mandatory requirement; and

(iii)                               that any payment is made to any of the Lenders or to their order in connection with such an insolvency procedure (a “Recovered Amount”).

(c)                                  The aggregate payment to be made by a Lender pursuant to paragraph (a)  shall not in aggregate exceed the proportion borne by its aggregate Commitments to the Total Commitments of Euro 1.6 million.

(d)                                 The payment or payments to be made by each Lender pursuant to paragraph (a)  shall be made promptly on payment of any Recovered Amount.

(e)                                  Each Lender (including any New Lender) undertakes to notify the Facility Agent and the Controlling Shareholders in writing as soon as a Recovered Amount is paid to it or its order.

(f)                                    Each Affiliate of a party to this Agreement, each member of the Group and each of those persons’ Representatives and related Persons shall be entitled to enforce this Clause 19.21 directly under the Contracts (Rights of Third Parties) Act 1999.

(g)                                 Each of the Controlling Shareholders shall be entitled to enforce this Clause 19.21 directly against each Lender under the Contracts (Rights of Third Parties) Act 1999.

20           DEFAULT

20.1        Events of Default

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                  default for 30 days in the payment when due of interest pursuant to a Finance Document whether or not such payment is prohibited or restricted by any applicable law or regulation;

(b)                                 default in payment when due of the principal pursuant to a Finance Document whether or not such payment is prohibited or restricted by any applicable law or regulation;

(c)                                  failure by the Relevant Company or any of its Restricted Subsidiaries to comply with the provisions of the Finance Documents (other than (a) and (b) above) or otherwise take any action which is not permitted by or omit to take any action which is required by the Finance Documents, and if such failure to comply is capable of remedy, it is not remedied within 15 Business Days of the Facility Agent serving notice to the Relevant Company, provided that the invalidity failure to perfect or lack of priority of, (i) the second ranking charge granted by Holding over its shares in Nordic and (ii) any encumbrance, if such invalidity or failure to perfect or lack of priority thereof arises as a result only of the existence of a negative pledge or undertaking not to grant security rights, will not constitute an Event of Default under this sub-paragraph (c);

(d)                                 default under any mortgage,  or instrument under which there may be issued or by which there may be secured or evidenced any Financial Indebtedness for money borrowed by the Relevant Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Relevant Company or any of its Restricted Subsidiaries) whether such Financial Indebtedness or guarantee now exists, or is created after the date of this Agreement (save for any default which may arise from a default (however described), breach or contravention of (i) the Subordinated Notes Indenture and documents related thereto (ii) the Senior Notes Indenture and documents related thereto (iii) any other agreements or instruments in respect of any other arrangements which the Relevant Company or any of its Restricted Subsidiaries may enter into or may have entered into with its creditors under which a default (however described) arises by reference, whether expressly or otherwise, to any of the terms of the Subordinated Notes Indenture or the Senior Notes Indenture or (iv) any other agreement or instrument which by virtue of its terms would, give rise to a default (however described) under this Clause 20.1(d)), if that default:

(i)                                     is caused by a failure to pay principal of or premium, if any, on such Financial Indebtedness prior to the expiration of the grace period provided in such Financial Indebtedness on the date of such default (a “Payment Default”); or

(ii)                                  results in the acceleration of such Financial Indebtedness prior to its stated maturity; and

in each case, the principal amount of any such Financial Indebtedness, together with the principal amount of any other such Financial Indebtedness the maturity of which has been so accelerated, aggregates SEK 40,000,000 or more;

(e)                                  failure by the Relevant Company or any of its Restricted Subsidiaries to pay judgments aggregating in excess of SEK 40,000,000, which judgments are not paid, discharged or stayed for a period of 60 days; and

(f)                                    any default by the Relevant Company, in the performance of its obligations under the Security Documents (after the lapse of any applicable grace periods and the giving of any required notice) which materially adversely affects the enforceability, validity, perfection or priority of the Security Agent’s Security Interests as set out in the Security Documents or which adversely affects the condition or value of the security, in either case taken as a whole, in any material respect, disaffirmation by the Relevant Company of its obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Relevant Company as to a material portion of the security for any reason, provided that the invalidity, the failure to perfect, or the lack of priority of (i) the second ranking charge (which shall be second ranking subject to the release of the Existing Security) granted by Holding over its shares in Nordic, and (ii) any encumbrance, if such invalidity or failure to perfect or lack of priority thereof arises as a result only of the existence of a negative pledge or undertaking not to grant security rights, will not constitute an Event of Default under this subparagraph (f);

(g)                                 the entry by a court having jurisdiction of:

(i)                                     a decree or order for relief in respect of the Relevant Company or any Subsidiary Guarantor in an involuntary case or proceeding under any applicable Insolvency Law in connection with the insolvency of the Relevant Company or any Subsidiary Guarantor, or

(ii)                                  a decree or order adjudging the Relevant Company or any such Subsidiary Guarantor or any Parent Company a bankrupt or insolvent under any applicable Insolvency Law, or appointing a custodian, receiver, liquidator, assignee, trustee, reconstructor, sequestrator or other similar official of the Relevant Company or any such Subsidiary Guarantor of any substantial part of the property of the Relevant Company or any such Subsidiary Guarantor or ordering the winding up or liquidation of the affairs of the Relevant Company or any such Subsidiary Guarantor, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days

PROVIDED THAT court proceedings in Sweden in relation to the Restructuring will not give rise to an Event of Default under this subparagraph (g); or

(h)                                 the commencement by the Relevant Company or any of its Subsidiary Guarantors of a voluntary case or proceeding under any applicable Insolvency Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Relevant Company or any such Subsidiary Guarantor to the entry of a decree or order for relief in respect of the Relevant Company or any such Subsidiary Guarantor in an involuntary case or proceeding under any applicable Insolvency Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Relevant Company or any such Subsidiary Guarantor or the filing by the Relevant Company or any such Subsidiary Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Insolvency Law, or the consent by the Relevant Company or any such Subsidiary Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, reconstructor, sequestrator or similar official of the Relevant Company or any such Subsidiary Guarantor or any Parent Company or of any substantial part of the property of the Relevant Company or any such Subsidiary Guarantor, or an assignment for the benefit of creditors generally, or the admission by the Relevant Company or any such Subsidiary Guarantor in writing of its inability to pay its debts generally as they become due provided that, the occurrence of one of more of the events described in this clause in connection with the Restructuring or the Swedish moratorium proceedings shall be deemed not to be an Event of Default.

20.2        Acceleration

If an Event of Default is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Relevant Company do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents:

(a)           declare that an Event of Default has occurred;

(b)           cancel some or all of the Total Commitments whereupon they shall immediately be cancelled;

(c)                                  declare that all or part of the Advances, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be:

(i)                                     immediately due and payable, whereupon they shall become immediately due and payable;

(ii)                                  payable on demand by the Facility Agent (and if any such demand is subsequently made those amounts, together with accrued interest and all other amounts accrued under this Agreement, shall be immediately due and payable); or

(d)                                 exercise, or direct the Security Agent to exercise (subject to the provisions of Clause 23), all or any of its or as the case may be, the Security Agent’s rights, remedies, powers or discretions under any of the Security Documents.

SECTION 8

CHANGES TO PARTIES

21                                  CHANGES TO THE LENDERS

21.1        Assignments and transfers by the Lenders

Subject to this Clause 21 a Lender (the “Existing Lender”) may at any time:

(a)           assign any of its rights; or

(b)           transfer (including by way of novation) any of its rights and obligations,

under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established (in whole or in part) for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that a transfer of part of a Lender’s Commitment must be in a minimum amount of at least EUR 2,000,000 or, if a Lender’s Commitment with respect to a Facility is less than that minimum amount, such lesser amount as is equal to that Lender’s Commitment with respect to that Facility.

21.2        Conditions of assignment or transfer or change in Facility Office

(a)                                  The Lenders must consult with the relevant Borrower in relation to any assignment or transfer of rights and obligations under the Finance Documents.

(b)                                 A transfer of obligations will only be effective if:

(i)                                     the procedure set out in Clause 21.5 (Procedure for transfer) is complied with;

(ii)                                  the Facility Agent receives written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(c)                                  Notwithstanding anything in this Clause 21, prior to the Utilisation of a Facility and provided no Event of Default has occurred or is continuing (or, if an Event of Default has occurred, provided it has been cured to the satisfaction of the Majority Lenders (acting reasonably)), no Lender may transfer, assign or novate in favour of a New Lender any part of its Commitment in respect of that Facility without the prior written consent of the party which is to be Borrower in respect of that Facility.

21.3        Assignment or transfer fee

Unless the Facility Agent otherwise agrees, the New Lender shall, on or before the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of EUR 3,500.

21.4        Limitation of responsibility of Existing Lenders

(a)                                  Unless expressly agreed to the contrary in writing, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents or the value of any assets subject to the Security Documents;

(ii)                                  the financial condition of any Obligor;

(iii)                               the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document;

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and

(iii)                               is a bank or financial institution, or a trust fund or other entity which is regularly engaged in or established (in whole or in part) for the purpose of making, purchasing or investing in loan securities or other financial asset, and whose ordinary business includes participation in syndicated facilities of this type.

(c)                                  Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

21.5        Procedure for transfer

(a)                                  Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer or change in Facility Office) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (b) below as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                 The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its satisfaction with the result of “know your client” or other checks relating to the identity of any person that it is required to carry out in relation to the transfer to such New Lender.

(c)           On the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents:

(A)                              the relevant Obligor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(B)                                the relevant Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(ii)                                  the Facility Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, the Existing Lender and the other Lenders shall each be released from further obligations to each other under the Finance Documents; and

(iii)                               the New Lender shall become a Party as a “Lender”.

(d)                                 Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

21.6        Sub-participations by Lenders

Any Lender may, without the consent of any Obligor, enter into with any person:

(a)                                  sub-participation agreements relating to this Agreement; and/or

(b)                                 any other transactions under which payments are to be made by reference to this Agreement or any Obligor.

Any Lender may, without the consent of the Relevant Company or any Obligor, at any time charge or create a Security Interest in all or any portion of its rights under any Finance Document to secure obligations of such Lender, including without limitation (i) any charge or creation of a Security Interest to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund, any charge or creation of a security interest of all or any portion of such Lender’s rights under any Finance Document to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such charge or creation of a security interest nor the enforcement thereof shall:

(A)                              release a Lender from any of its obligations hereunder or substitute any such chargee or holder of the benefit of such security interest for such Lender as a party hereto; or

(B)                                require any payments to be made by any Obligor other than as required by the relevant Finance Document.  A copy of any notice of charge or creation of Security Interest as envisaged in this paragraph shall be delivered to the Facility Agent and the Facility Agent shall not be obliged to take any action in regard to such notice unless instructed to do so by the relevant Lender which has given such security.

21.7        Disclosure of information

(a)                                  Each Finance Party shall keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents.  However, a Finance Party is entitled to disclose information:

(i)                                     which is or becomes publicly available, other than as a result of a breach by that Finance Party of this Clause ;

(ii)                                  if required or, in the Finance Party’s absolute discretion, desirable in connection with any legal or arbitration proceedings;

(iii)                               if required to do so under any law or regulation;

(iv)                              to a governmental, banking, taxation or other regulatory authority;

(v)                                 to its professional advisers;

(vi)                              to the extent allowed under paragraph (b) below; or

(vii)                           with the agreement of the Relevant Company or the relevant Obligor.

(b)                                 A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement (including without limitation a transaction under which payments are to be made by reference to any of the Finance Documents in relation to this Agreement (a “participant”):

(i)                                     a copy of any Finance Document; and

(ii)                                  any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it shall agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)                                  This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

22           CHANGES TO THE OBLIGORS

22.1        Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

23                                ROLE OF THE AGENT

23.1                        Appointment of the Agents

(a)                                Each Finance Party (other than each Agent) appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)                               Each other Finance Party (other than each Agent) irrevocably authorises each Agent to:

(i)                                   perform its duties and exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)                                  execute each Finance Document expressed to be executed by the relevant Agent on its behalf.

(c)                                Each Finance Party (other than the relevant Agent) confirms that the Agent has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to due diligence reports or certificates required under this Agreement provided by any third party and to bind it in the respect of such reports or letter and to sign such letters on its behalf and further confirming that it accepts the terms and qualifications set out in such letter.

23.2                        Duties of the Agent

(a)                                Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to such Agent for that Party by any other Party.

(b)                               Except where a Finance Document specifically provides otherwise and as agreed by the relevant Agent, each Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                If an Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.  Neither Agent is obliged to monitor or enquire whether a Default has occurred.

(d)                               If an Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than such Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

23.3                        No fiduciary duties

(a)                                Nothing in this Agreement constitutes any Finance Party as a trustee or fiduciary of any person.

(b)                               No Agent need hold in trust any moneys paid to it for a Party or be liable to account for any interest on those moneys, save as expressly provided for in the Finance Documents and as agreed by the relevant Agent.

(c)                                Neither Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

23.4                        Rights and discretions of the Agents

(a)                                Each Agent may rely on:

(i)                                   any representation, notice or document believed by it to be genuine, correct and appropriately authorised or signed; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                               Each Agent may assume (unless it has received written notice to the contrary, referring specifically to the relevant provision under the Finance Documents, in its capacity as agent for the Lenders) that:

(i)                                   no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.1 (Events of Default);

(ii)                                  any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)                               any notice or request made by the Relevant Company (including a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligor.

(c)                                Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other professional advisors, including without limitation those representing another Party.

(d)                               Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                  Notwithstanding any other provision of any Finance Document to the contrary, neither Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

23.5                        Majority Lenders ’ and Facility Agent’s instructions

(a)                                Unless a contrary indication appears in a Finance Document, and subject to the provisions of this Clause 23, the Facility Agent shall exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and the Security Agent shall exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent.  No Agent shall be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders (in the case of the Facility Agent) or of the Facility Agent (in the case of the Security Agent).

(b)                               Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders, the Lenders or (in the case of the Security Agent) the Facility Agent, until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.  In addition each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

(d)                               In the absence of instructions from the Majority Lenders, the Lenders, or the Facility Agent, as appropriate, each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders (taken as a whole).

(e)                                Each Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)                                  Other than the provisions of Clause 19.18 (Overriding Exceptions), the Facility Agent, in the event of an inconsistency between the terms of this Agreement (excluding Schedule 6) and the Structure Paper, shall be required to have reference solely to the terms of this Agreement (excluding Schedule 6).

23.6                        Responsibility

No Agent is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document. No Agent is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document.

23.7                        Exclusion of liability

(a)                                Without limiting paragraph (b) below, neither Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                               No Finance Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.  Any officer, employee or agent of an Agent may rely on, enjoy the benefit of and enforce this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties Act) 1999.

(c)                                No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by such Agent if such Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by such Agent for that purpose.

(d)                               Nothing in this Agreement shall oblige an Agent to carry out any “know your client” or other checks in relation to the identity of any person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

23.8                      Lenders’ indemnity to the Agents

Without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agents, within three Business Days of demand, against any cost, loss or liability incurred by either of the Agents (otherwise than by reason of such Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless such Agent has been reimbursed by an Obligor pursuant to a Finance Document).  For the avoidance of doubt, where either Agent makes a demand against a Lender pursuant to this Clause 23.8, that Lender shall thereafter remain liable under that demand for the indemnity undertaken in this Clause 23.8, notwithstanding any subsequent transfer of that Lender’s Commitment, or part thereof, pursuant to Clause 21.1 (Assignments and Transfers by the Lenders).

23.9                      Resignation of an Agent

(a)                                Each Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Relevant Company.

(b)                               Alternatively each Agent may resign by giving notice to the Lenders and the Relevant Company, in which case the Majority Lenders may appoint a successor Agent.

(c)                                If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Relevant Company) may appoint a successor Agent.

(d)                               The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                The resignation of an Agent and the appointment of any successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment and, in the case of the Security Agent, the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been transferred to or into (and where required registered in) the name of the proposed successor Security Agent.  On the conditions to appoint being satisfied, the successor Agent will succeed to the position of the  Agent and the term “Facility Agent “ or “Security Agent” as applicable will mean the successor Agent.

(f)                                  Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (d) above, it will have no further obligations as Agent under any Finance Document.

(g)                               The Majority Lenders or any Borrower may, by notice to an Agent, require it to resign under paragraph (b) above.

(h)                               The Obligor shall, at their own cost, take such action and execute such documents as is required by the Security Agent so that the Security Documents provide for effective and perfected security in favour of any successor Security Agent.

23.10               Security Agent

(a)                                The Security Agent shall hold the security constituted by the Security Documents to the extent required by any applicable local law as agent for the Finance Parties in accordance with the Finance Documents.

(b)                               The Security Agent shall not be liable for any failure, omission, or defect in registering, protecting or perfecting the security constituted by any Security Document or any security created thereby.

(c)                                The Security Agent has no obligation to enquire into or check the title which any Obligor may have to any property over which security is intended to be created by any Security Documents.

(d)                               The Security Agent is not under any obligation to hold any title deeds, Security Documents, share certificates or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same.  The Security Agent may permit the relevant Obligor, any bank providing safe custody services or any professional adviser of the Security Agent to retain all such title deeds, Security Documents, share certificates and other documents in its possession.

(e)                                All amounts received by the Security Agent under the Finance Documents may be:

(i)                                   invested in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(ii)                                  placed on deposit at such bank or institution (including any Agent or Lender) and upon such terms as the Security Agent may think fit.  Any and all such monies and all interest thereon shall be paid over to the Facility Agent forthwith upon demand by the Facility Agent.

(f)                                  Each Finance Party other than the Facility Agent confirms its approval of the Security Documents and authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided (and whether or not expressly in the Lenders’ names) on its behalf.

(g)                               The Security Agent shall not be required to direct that any amounts be paid directly to it with respect to or under any asset subject to the Security Interests, unless the Security Agent so agrees in its discretion.

(h)                               The Security Agent shall not be under any obligation to insure any part of the property subject to the Security Interests, to require any other person to maintain any insurance.  The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any insurance.

(i)                                   The Security Agent shall not accept responsibility or be liable for any shortfall which arises on the enforcement of security and shall not have any responsibility as regards any deficiency or additional payment which might arise because the Security Agent is subject to any tax in respect of any part of the security or income therefrom or proceeds thereof.

(j)                                   The Security Agent shall not accept responsibility or be liable for any decline in the value or a loss realised upon sale or other disposition made pursuant to any of the Finance Documents of all or any part of the property subject to the security.

(k)                                The Security Agent shall not be liable to account to any Finance Party or any other person for anything except sums actually received by the Security Agent and any sums so received by the Security Agent shall, subject to the Security Agent’s rights to indemnity and other rights under this Agreement, be paid to the Facility Agent.

23.11                 Confidentiality

(a)                                In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                               If information is received by another division or department of any Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                                Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion is received by it in its capacity as an Agent.

23.12                 Relationship with the Lenders

(a)                                The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                               Each Lender shall supply the Facility Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

23.13                 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agents that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                the financial condition, status and nature of each member of the Group;

(b)                               the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

In addition, each Lender confirms that it has not relied exclusively on any information provided to it by any Agent in connection with any Finance Document.

23.14               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

23.15               Notice Period

Where this Agreement specifies a minimum period of notice to be given to an Agent, the Agent may, at its discretion, accept a shorter notice period.

23.16               Costs and Expenses

Any amount payable to an Agent under Clause 14.3 (Indemnity to the Agents), Clause 16 (Costs and expenses) and Clause 23.8 (Lenders’ indemnity to the Agents) shall include the reasonable cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Relevant Company and the Lenders, and is in addition to any fee paid or payable to the Agents under Clause 11 (Fees).

24                                SHARING AMONG THE FINANCE PARTIES

24.1                        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 25 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)                               the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 25 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 25.5 (Partial payments).

24.2                      Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 25.5 (Partial payments).

24.3                      Recovering Finance Party’s rights

(a)                                On a distribution by the Facility Agent under Clause 24.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                               If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

24.4                      Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 24.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                 that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

24.5                        Exceptions

Notwithstanding any other term of this Clause 24, a Recovering Finance Party need not make a Sharing Payment to the extent that:

(a)                                it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the Sharing Payment; or

(b)                               it would be sharing with another Finance Party any amount which the Recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)                                   the Recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)                                  the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

SECTION 11

ADMINISTRATION

25                                PAYMENT MECHANICS

25.1                      Payments to the Facility Agents

(a)                                On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                               Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as such Facility Agent specifies.

(c)                                Each party to this Agreement acknowledges that any payment received by the Facility Agent after 3pm (Luxembourg time) on any Business Day shall not be processed until the following Business Day.  Notwithstanding the provisions of this paragraph (c), receipt of payment from the Borrower by the Facility Agent shall at the time and to the extent of such receipt, discharge the Borrower’s obligations to make such payment under this Agreement.

25.2                        Distributions by the Agents

Each payment received by an Agent under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions to an Obligor), Clause 25.4 (Clawback), and Clause 23.14 (Deduction from amounts payable by the Agent) and less any amounts deductible in respect of any unpaid fees, costs and expenses of the Agents under the Finance Documents, be made available by such Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to such Agent for this purpose by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

25.3                      Distributions to an Obligor

An Agent may (with the consent of the Obligor or in accordance with Clause 26 (Set-off)) apply any amount received by it for that Obligor in or towards payment of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4                      Clawback

(a)                                Where a sum is to be paid to an Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                               If an Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds,

25.5                      Partial payments

(a)                                If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                   first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee, commission or indemnity due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                               The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

25.6                      No set-off by Obligor

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.7                      Business Days

(a)                                Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                               During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.8                      Currency of account

(a)                                Subject to paragraphs (b) to (f) below, the Euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                               A payment or repayment of an Advance or Unpaid Sum or a part of an Advance or Unpaid Sum shall be made in the currency in which that Advance or Unpaid Sum is denominated on its due date.

(c)                                Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                               Each payment in respect of costs, expenses, Taxes and the like shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                Any amount (other than of principal and/or interest) calculated by reference to or payable in respect of any other amount shall be payable in the currency in which that other amount is denominated at the time of payment.

25.9                      Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand the Finance Parties.

25.10               Change of currency

(a)                                Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                   any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Relevant Company; and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)                               If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Relevant Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

26                                  SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not Matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation, and shall provide notice thereof to the Relevant Company.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the setoff.

27                                  NOTICES

27.1                      Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2                      Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                in the case of the Relevant Company, that identified with its name below;

(b)                               in the case of each Lender or the Relevant Company, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)                                in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

27.3                      Delivery

(a)                                Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                   if by way of fax, when received in legible form; or

(ii)                                if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in a correctly addressed envelope;

and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

(b)                               A communication given under paragraph (a) above but received on a nonwaiting day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)                                Any communication or document to be made or delivered to an Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent ‘s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(d)                               All notices from or to an Obligor shall be sent through the Facility Agent.

27.4                      Obligor

(a)                                All formal communications under the Finance Documents to or from an Obligor shall be sent through the Facility Agent.

(b)                               Any communication given to the Relevant Company in connection with a Finance Document will be deemed to have been given also to the other Obligor.

(c)                                Each Agent may assume that any communication made by the Relevant Company is made with the consent of each Obligor.

27.5                      Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 27.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

27.6                      Electronic communication

(a)                                Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)                                   agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                             notify each other of any change to their address or any other such information supplied by them.

(b)                               Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to an Agent only if it is addressed in such a manner as an Agent shall specify for this purpose.

27.7                      English language

(a)                                Any notice given under or in connection with any Finance Document must be in English.

(b)                               All other documents provided under or in connection with any Finance Document must be:

(i)                                   in English; or

(ii)                                if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.8                      Use of Websites

(a)                                The Relevant Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders ”) who accept this method of communication by posting this information onto an electronic website designated by the Relevant Company and the Facility Agent (the “Designated Website ”) if:

(i)                                   the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                both the Relevant Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                             the information is in a format previously agreed between the Relevant Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Relevant Company accordingly and the Relevant Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Relevant Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)                               The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Relevant Company and the Facility Agent.

(c)                                The Relevant Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)                                   the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                             any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                            any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                               the Relevant Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Relevant Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Relevant Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                               Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Relevant Company shall comply with any such request within ten Business Days.

28                                CALCULATIONS AND CERTIFICATES

28.1                      Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

28.2                      Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3                      Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice as determined by the Facility Agent.

29                                  PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30                                  REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31                                AMENDMENTS AND WAIVERS

31.1                      Required consents

(a)                                Subject to Clause 31.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligor and any such amendment or waiver will be binding on all Parties.

(b)                               The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)                                The Facility Agent shall promptly notify the other Parties of any amendments or waiver effected by it under paragraph (b) above

31.2                      Exceptions

(a)                                An amendment or waiver that has the effect of changing or which relates to:

(i)                                   the definition of “Majority Lenders”, “Majority Tranche A Lenders” or “Majority Tranche C Lenders” in Clause 1.1 (Definitions);

(ii)                                an extension to the date of payment of any amount under the Finance Documents;

(iii)                             a reduction in the Cash Margin or the Compound Margin or a reduction in the amount of any payment of principal, interest, fees, commission or other amount payable to a Lender under the Finance Documents;

(iv)                            an increase in or an extension of any Commitment;

(v)                               a change to either of the Borrowers;

(vi)                            any provision which expressly requires the consent of all the Lenders;

(vii)                         Clause 2.2 (Finance Parties’ rights and obligations), Clause 21 (Changes to the Lenders) or this Clause 31;

(viii)                      unless provided for in the Finance Documents or pursuant to the enforcement of the relevant security, a release of security over any assets granted under the Security Documents;

shall not be made without the prior consent of all the Lenders.

(b)                               An amendment or waiver which relates to the rights or obligations of an Agent may not be effected without the prior written consent of that Agent.

31.3                      Amendment to correct Manifest Error

The Facility Agent may agree with the Relevant Company (acting on behalf of each of the Obligors) any amendment to or the modification of the provisions of any of the Finance’ Documents or any schedule thereto, which is necessary to correct a manifest error or to make an amendment which is administerial, technical or otherwise minor in nature and the Obligors and the Finance Parties will be bound by any such amendment or modification.

32                                  COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

33                                  GOVERNING LAW

This Agreement is governed by English Law.

34                                ENFORCEMENT

34.1                      Jurisdiction

(a)                                The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute ”).

(b)                               The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                This Clause 34.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

34.2                      Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)                                   irrevocably appoints Clifford Chance Secretaries Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)                                agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

34.3                      Waiver of trial by jury

Each Party waives any right it may have to a jury trial of any claim or cause of action in connection with or arising out of any Finance Document or any transaction contemplated by any Finance Document.  This Agreement may be filed as a written consent to trial by court.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Borrowers

Name of Borrower	Registration number (or equivalent, if any)

Concordia Bus AB	556576-4569

Concordia Bus Nordic Holding AB	556028-1122

Part II

The Original Lenders

Amounts in Euros

Name of Original
Lender	Tranche A	Tranche C
BlueBay High Yield (Master) Fund Limited	14,000,000	7,800,000

Bear Stearns Bank plc	9,000,000	5,000,000

Lone Star International Finance Ltd.	7,000,000	3,900,000

Hillside Apex Fund Limited	6,500,000	3,600,000

Credit Suisse First Boston International	8,500,000	4,700,000

Total	45,000,000	25,000,000

Each Original Lender undertakes such Commitments as are set out below the name of that Original Lender on the relevant signature page hereto.

SCHEDULE 2

CONDITIONS PRECEDENT

Part IA

Conditions precedent to initial Utilisation of Tranche A

1              Concordia Bus AB

1.1           Receipt by the Facility Agent of a copy of each of the following documents in substantially the form submitted to the Lenders prior to the signing of this Agreement signed on behalf of the relevant parties where appropriate:

(a)   A certificate from a director of Bus substantially in the form submitted to the Lenders prior to the signing of this Agreement confirming that each of the following documents they provided at the time when Tranche C was utilised, in relation to:

(i)    the constitutional documents of Bus ; and

(ii)   the specimen of the signature of each authorised person; and

remain correct, valid, complete and in full force as at the date on which Tranche A is to be utilised and confirming that any borrowing under Tranche A would not cause any borrowing, guaranteeing or similar limit binding on Bus to be exceeded.

(b)   A resolution of the board of directors of Bus:

(i)    approving the utilisation of Tranche A in accordance with the terms of this Agreement; and

(ii)   authorising any two directors, or a director and secretary, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2              Security Documents

2.1           Receipt by the Facility Agent of a copy of each of the following Security Documents, each signed on behalf of Bus, in substantially the form submitted to the Lenders prior to the signing of this Agreement:

(a)           a pledge agreement entered into by Bus over its Share Capital in Holding in favour of the Security Agent on behalf of the Tranche A Lenders substantially in the form submitted to the Lenders prior to the signing of this Agreement; and

(b)           A first ranking pledge agreement, entered into by Bus of the Intra-Group Capital Contribution in favour of the Security Agent on behalf of the Tranche A Lenders; and

(c)           a first ranking pledge agreement by Bus of the Subordinated Shareholder Loan in favour of the Security Agent on behalf of the Tranche A Lenders.

3              Other Documents respect of the Tranche A Facility

3.1           Receipt by the Facility Agent of the share register of Holding indicating that all of the Share Capital in Holding has been pledged to the Security Agent on behalf of the Tranche A Lenders.

3.2           A legal opinion of Cadwalader Wickersham & Taft LLP, legal advisers to the Lenders in England which is in a form satisfactory to the Lenders and which is substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.3           A legal opinion of Advokatfirman Lindahl Swedish legal advisers to the Holding in the relevant jurisdiction which is in a form satisfactory to the Lenders and which is substantially in the form distributed to the Original Lenders prior to signing this Agreement.

Part IB

[Reserved]

Part IC

Conditions precedent to initial Utilisation of Tranche C

1              Concordia Bus Nordic Holding AB

1.1           Receipt by the Facility Agent of a copy of each of the following documents, substantially in the form submitted to the Lenders prior to the signing of this Agreement  signed on behalf of the relevant parties where appropriate:

(a)           The constitutional documents of Bus and Holding.

(b)           Resolutions of the board of directors of Bus and Holding:

(i)            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)           authorising any director to execute the Finance Documents to which it is a party on its behalf; and

(iii)          authorising any two directors, or a director and secretary, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)           A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)           A certificate of a director of Holding in substantially in the form submitted to the Lenders prior to the signing of this Agreement confirming that:

(i)            any borrowing under Tranche C would not cause any borrowing, guaranteeing or similar binding limit on it to be exceeded;

(ii)           each document relating to it specified in paragraph (a) and (b) this Clause 1 of Part 1C of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)           A certificate of a director of Bus confirming that each document relating to it specified in paragraph (a) and (b) of this Clause 1 of Part IC of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2              Security Documents

2.1           Receipt by the Facility Agent of a copy of each of the following Security Documents, in substantially the form submitted to the Lenders prior to the signing of this Agreement :

(a)           A first ranking pledge agreement, entered into by Holding of the Subordinated Shareholder Loan in favour of the Security Agent on behalf of the Tranche C Lenders signed on behalf of Holding;

(b)           A first ranking pledge agreement, entered into by Holding of the Intra-Group Capital Contribution in favour of the Security Agent on behalf of the Tranche C Lenders signed on behalf of Holding; and

(c)           A first ranking pledge agreement, entered into by Holding of the SSL Account signed on behalf of Holding.

3              Other documents and evidence

3.1           A legal opinion of Cadwalader Wickersham & Taft LLP, legal advisers to the Lenders in England which is in a form satisfactory to the Lenders and which is substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.2           A legal opinion of Advokatfirman Lindahl Swedish legal advisers to the Holding in the relevant jurisdiction which is in a form satisfactory to the Lenders and which is substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.3           Receipt by the Facility Agent of a copy of each of the following documents, substantially in the form submitted to the Lenders prior to the signing of this Agreement :

(a)   The following agreements:

(i)            the Binding Restructuring Agreement substantially in the form submitted to the Lenders prior to the signing of this Agreement, signed on behalf of each of the Borrowers, Nordic, each of the Senior Group (as defined therein) and each of the Controlling Shareholders (as defined therein);

(ii)           the transfer agreement and Limited Recourse Note substantially in the form submitted to the Lenders prior to the signing of this Agreement between Bus and Holding, whereby Bus transfers to Holding the Subordinated Shareholder Loan and all rights appurtenant thereto; and

(iii)          the transfer agreement substantially in the form submitted to the Lenders prior to the signing of this Agreement between Bus and Holding, whereby Bus transfers to Holding part of the Intra-Group Capital Contribution and all rights appurtenant thereto.

(b)   Written evidence substantially in the form submitted to the Lenders prior to the signing of this Agreement that any process agents referred to in Clause 34.2 (Service of process), if not Holding, has accepted its appointment.

(c)   A schedule designating Unrestricted Subsidiaries, including all relevant Officer’s Certificate and Board Meeting Minutes, substantially in the form submitted to the Lenders prior to the signing of this Agreement.

(d)   The Fees Letter signed on behalf of the Tranche A Borrower and the Tranche C Borrower.

(e)   The Facility Agent fee letter, signed on behalf of the Tranche A Borrower and the Tranche C Borrower.

SCHEDULE 3

REQUESTS

FORM OF UTILISATION REQUEST

From:  [Concordia Bus AB/Concordia Bus Nordic Holding AB]

To:  Deutsche Bank Luxembourg, S.A. as Facility Agent

Dated:

Mezzanine Facility Agreement

dated [ • ] (the “Agreement ”)

1.             We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

We wish to borrow an Advance to be issued on the following terms:

Tranche Facility to be utilised:	[ ]

Proposed Utilisation Date: Day)	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility:
[ ]

First Interest Period:	[ ]

We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Utilisation Request is so satisfied on the date of this Utilisation Request.

The proceeds of this Advance should be credited to [account].

This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[Concordia Bus AB/Concordia Bus Nordic Holding AB]

SCHEDULE 4

MANDATORY COST FORMULAE

1.             The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

in relation to a sterling Advance:

AB+C(B-D)+Ex0.01  per cent. per annum

100-(A+C)

in relation to a Advance in any currency other than sterling:

Ex 0.01  percent. per annum.

  300

Where:

(A)          is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England.  to comply with cash ratio requirements.

(B)           is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Advance is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of 8.5 (Default interest)) payable for the relevant Interest Period on the Advance.

(C)           is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)          is the percentage rate per annum payable by the Bank of England to the Lenders on interest bearing Special Deposits.

(E)           is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

For the purposes of this Schedule:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.I Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

In application of the above formulae, A, B, C and D will be included in the formulae as Percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Lenders, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its Facility Office; and

(b)           any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Facility Agent may from time to time, after consultation with the Relevant Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: Deutsche Bank Luxembourg, S.A. as Facility Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Mezzanine Facility Agreement

dated [ • ] (the “Agreement”)

1.             We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

We refer to Clause 21.5 (Procedure for transfer):

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.5 (Procedure for transfer).

The proposed Transfer Date is [ • ].  From the Transfer Date, the New Lender will be bound by the Finance Documents as a Lender and will become party to the Mezzanine Facility Agreement.

From the Transfer Date, the New Lender will be bound by the Binding Restructuring Agreement.

The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 27.2 (Addresses) are set out in the Schedule.  The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 21.4 (Limitation of responsibility of Existing Lenders).

This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

This Transfer Certificate is governed by English law and the courts of England have jurisdiction to settle all disputes which arise out of, or are connected with, this Transfer Certificate, its negotiation or the consequences of its nullity.

THE SCHEDULE

COMMITMENT RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]                                                         [New Lender]

By:                                                                                 By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [ • ].

Facility Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By:

SCHEDULE 6

STRUCTURE PAPER

[INSERT]

SCHEDULE 7

SECURITY AGENT: FORM OF ACCOUNT AUTHORISATION

To:          Östgöta Enskilda Bank, Danske Bank A/S Danmark, Sverige Filial,

                Kungsholmen Företag

                Box 12129

                Fleminggatan 20

                S-102 24 Stockholm

                Sweden

From:  Citicorp Trustee Company Limited, as Security Agent

Dated:

Dear Sirs,

Pledge over Account Number EUR 1345-01-11647 (the “Account”)

held by Concordia Bus Nordic Holding AB (“Holding”)

dated     July 2005

1.             We refer to the pledge over the Account (the “Pledge ”).  In our role as Security Agent with respect to a Mezzanine Facility Agreement entered into by Holding (the “Agreement ”), we are pledgee under the Pledge.

2.             You have been given an irrevocable instruction by Holding not to allow any withdrawal from the Account except on our written instruction. This letter is a payment instruction and account authorisation.  It remains valid until further notice.

3.             “Interest Payment Dates” under the Agreement are 15 December and 15 June in each year.  An Interest Payment Date may be changed, in which case the Facility Agent will notify you of the new Interest Payment Date.  Each “Interest Period” is the period commencing on an Interest Payment Date and terminating on the date which is the day before the next Interest Payment Date.

4.             The “Facility Agent ” is Deutsche Bank Luxembourg S.A., as Facility Agent under the Agreement.  We understand that the Facility Agent shall, from time to time, and on or prior to each Interest Payment Date, send to you a notice an “Interest Payment Notice” which, inter alia, shall set out the amount of Cash Interest due under the Agreement plus amounts in respect of taxes and Increased Costs thereon.

5.             Subject to paragraph 7 below, we hereby instruct you to make payment from the Account in accordance with the terms of each notice you receive from the Facility Agent.

6.             We understand that from time to time the Facility Agent shall send to you a notice (a “Repayment Notice”).  The payment instructions contained in any Repayment Notice shall apply in precedence over any Interest Payment Notice.

7.             We are not responsible for the provision of, or content or timing of any Interest Payment Notice or Repayment Notice.

8.             We acknowledge that you, as Account Bank, shall have no responsibility for verifying the signing authority or signature of any person signing on behalf of the Security Agent or the Facility Agent.

9.             Save as directed by the Facility Agent no payment from the Account shall be made.

Yours faithfully

authorised signatory for

Citicorp Trustee Company Limited, as Security Agent

Given by the Security Agent on the

instruction of Deutsche Bank Luxembourg S.A., as Facility Agent,

acting on the instruction and authority of the Lenders

authorised signatory for

Deutsche Bank Luxembourg S.A., as Facility Agent

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:  Deutsche Bank Luxembourg, S.A. as Facility Agent

From:  [Concordia Bus AB] / [Concordia Bus Nordic Holding AB]

Dated:

Dear Sirs,

Mezzanine Facility Agreement

dated          July 2005 (the “Agreement ”)

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

[We confirm that to the best knowledge of the signatories below and after due enquiry, [Concordia Bus AB] / [Concordia Bus Nordic Holding AB] is [not] in default in the performance and observance of any of the terms, provisions and conditions of the Agreement.]*

Signed:

Principal executive officer, principal financial officer or principal accounting officer of

[Concordia Bus AB] / [Concordia Bus Nordic Holding AB]

[insert applicable certification language]

* State default and nature and status thereof if a default has occurred.

SCHEDULE 9 – FORMS OF PAYMENT NOTICE

Part I

SSL Account

Interest Payment Notice

To:          Östgöta Enskilda Bank, Danske Bank A/S Danmark, Sverige Filial,

                Kungsholmen Företag

                Box 12129

                Fleminggatan 20

                S-102 24 Stockholm

                Sweden

From:  Deutsche Bank Luxembourg S.A., as Facility Agent

Dated:

Dear Sirs,

Account Number EUR 1345-01-11647 (the “Account”)
held by Concordia Bus Nordic Holding AB (“Holding”)

Interest Payment Notice

1              We refer to the Account Authorisation given by Citicorp Trustee Company Limited, as Security Agent with respect to the Account.  We are the Facility Agent under the Mezzanine Facility Agreement entered into by Holding (the “Agreement”), as identified in the Account Authorisation.

2              In the Account Authorisation, the Security Agent informed you that, from time to time, we would provide you with instructions on making payment from the Account.  This is such an instruction.

3              [ date ] is the next Interest Payment Date under the Agreement.  From that date and until further notice, you shall apply any funds held or received to the credit of the Account as follows:

(i)            first, in payment to our bank account, held in the name of Deutsche Bank Luxembourg S.A. at Deutsche Bank AG, Frankfurt, Account Number 100 9380 999 0000 (Swift : DEUTDEFF), with payment reference “Concordia Bus Mezzanine Facility”, until the total amount of the funds so paid during that Interest Period is equal to EUR [ • ], being the amount of Cash Interest due to the Facility Agent under the Agreement on the Interest Payment Date; and

(ii)           second, after the sum specified in paragraph (i) above has been paid to the relevant account, in payment of the balance to the bank account in the name of Concordia Bus AB, number 3144-7810120 SEK (SWIFT code: NDEASESS) held at Nordea Bank AB.

4              You shall not make any payment from the Account from the time you receive this notice until the Interest Payment Date.

5              This Interest Payment Notice may be revoked or varied at any time by further written notice from us.

6              We acknowledge that you, as Account Bank, shall have no responsibility for verifying the signing authority or signature of any person signing on behalf of the Security Agent or the Facility Agent.

Given by the Facility Agent acting on the instruction and authority of the Lenders authorised signatory for

Deutsche Bank Luxembourg S.A., as Facility Agent

Part II
SSL Account

Prepayment / Repayment Notice

To:          Östgöta Enskilda Bank, Danske Bank A/S Danmark, Sverige Filial,

                Kungsholmen Företag
                Box 12129
                Fleminggatan 20
                S-102 24 Stockholm

                Sweden

From:  Deutsche Bank Luxembourg S.A., as Facility Agent

Dated:

Dear Sirs,

Account Number EUR 1345-01-11647 (the “Account”)

held by Concordia Bus Nordic Holding AB (“Holding”)

Prepayment / Repayment Notice

1              We refer to the Account Authorisation given by Citicorp Trustee Company Limited, as Security Agent with respect to the Account.  We are the Facility Agent under the Mezzanine Facility Agreement entered into by Holding (the “Agreement “), as identified in the Account Authorisation.

2              In the Account Authorisation, the Security Agent informed you that, from time to time, we would provide you with Instructions on making payment from the Account.  This is such an instruction.

3              This Repayment Notice revokes any Interest Payment Notice or other instruction you have received from us as Facility Agent.  You shall not make any payment from the Account except in accordance with this Repayment Notice. This Repayment Notice remains valid until further notice.

4              [Bus / Holding] has notified us that on [ date ] (the “Repayment Date”), a prepayment will be made in respect of the Tranche [ • ] Facility, as defined in the Agreement.  As soon as a payment is received to the credit of the Account, you shall apply any funds held or received to the credit of the Account as follows:

(i)            first, in payment to our bank account, held in the name of Deutsche Bank Luxembourg S.A. at Deutsche Bank AG, Frankfurt, Account Number 100 9380 999 0000 (Swift : DEUTDEFF), with payment reference “Concordia Bus Mezzanine Facility”, until the total amount of the funds so paid is equal to EUR [•], being the total amount of principal and interest to be paid on that Advance, including accrued but unpaid interest, Compound Interest, unpaid Cash Interest which has accrued to the principal amount of the Advance, outstanding on the Tranche C [or A] Facility on the Repayment Date and any amount which the Borrower has notified the Facility Agent will be paid on that Interest Payment Date in accordance with Clause 8.7 of the Agreement together with taxes and Increased Costs; and

(ii)           second, after the sum specified in paragraph (i) above has been paid to the relevant account, in payment of the balance to the bank account in the name of Concordia Bus AB, number 3144-7810120 SEK (SWIFT code: NDEASESS) held at Nordea Bank AB.

5              This Repayment Notice may be revoked or varied at any time by further written notice from us.

6              We acknowledge that you, as Account Bank, shall have no responsibility for verifying the signing authority or signature of any person signing on behalf of the Security Agent or the Facility Agent.

Given by the Facility Agent acting on the instruction and authority of the Lenders authorised signatory for

Deutsche Bank Luxembourg S.A., as Facility Agent

SIGNATURES

THE BORROWERS

Concordia Bus AB

By:	/s/ HARALD AERNKVAERN

By:	/s/ STEVEN SHER

Address:	c/o Solna Strandväg 78
SE-171 54 Solna

Fax:

Concordia Bus Nordic Holding AB

By:	/s/ HARALD AERNKVAERN

By:	/s/ STEVEN SHER

Address:	c/o Solna Strandväg 78
SE-171 54 Solna

Fax:

THE FACILITY AGENT

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ BANU OZKUTAN

By:	/s/ FRANZ-JOSEF EWERHARD

Address:	2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Fax:	+352 421 22 287

THE SECURITY AGENT

CITICORP TRUSTEE COMPANY LIMITED

By:	/s/ JILLIAN HAMBLIN

Address:	Global Transaction Services
14th Floor, Citigroup Centre
Canada Square, Canary Wharf
London, E14 5LB

Email address: jillian.hamblin@citigroup.com

Fax: +44 (0) 20 7500 5877

Mezzanine Facility Agreement

THE LENDERS

For and on behalf of

Lender’s name:	Bear Stearns Bank plc

Lender’s address:	Block 8, Harcourt Centre
Charlotte Way
Dublin 2
Ireland

Signature:	/s/ NIAMH WALSH

Title:               JOINT CHIEF EXECUTIVE OFFICER

Email address: mpaget@bear.com

Direct Line : +44 (0) 20 7516 5492

THE LENDERS

For and on behalf of

Lender’s name:	The BlueBay High Yield (Master) Fund Limited

Lender’s address:	Times Place
45 Pall Mall
London
SW1Y 5JG (Administrative address)

Signature:	/s/ HUGH WILLIS

Title:	DIRECTOR

Email address: ggermano@bluebayinvest.com

Direct Line : +44 (0) 20 7389 3740

THE LENDERS

For and on behalf of

Lender’s name:	Lone Star International Finance Ltd.

Lender’s address:	HSBC House, Harcourt Centre
Harcourt Street
Dublin 2
Ireland

Signature:	/s/ EILEEN RONAYN
Title:	ALTERNATE DIRECTOR

Email address: jhennessy@hudson-advisers.com

Direct Line : + 353 1 478 8600

THE LENDERS

For and on behalf of

Lender’s name:	Hillside Apex Fund Limited

Lender’s address:	c/o Appleby Corporate Services (Cayman) Lmiited
Clifton House, 75 Fort Street
PO Box 1350 GT
Grand Cayman
Cayman Islands

Signature:	/s/ DOUGLAS MACKAY

Title:	ALTERNATE DIRECTOR

Email address:	lgaudino@thamesriver.co.uk / ccurrington@thamesriver.co.uk

Direct Line:	020 7360 1305 / 020 7360 1248

THE LENDERS

For and on behalf of

Lender’s name:	Credit Suisse First Boston International

Lender’s address:	One Cabot Square
London
E14 4QJ

Signature:	/s/ EMMA BALAAM

Title:

Email address: joseph.tierney@csfb.com

Direct Line: +44 (0) 20 7888 6601